                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                  SCHEDULE 14C
                                 (Rule 14c-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION

                Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:

[ ]  Preliminary Information Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]  Definitive Information Statement

                              THE NORTH FACE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
        Common Stock, $0.0025 par value per share
        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:
        2,297,252
        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        $2.00
        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
        $4,594,504
        ------------------------------------------------------------------------

     (5)  Total fee paid:
        $918*
        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
        $5,102
        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:
        Schedule TO
        ------------------------------------------------------------------------

     (3)  Filing Party:
          V.F. Corporation and Sequoia Acquisition, Inc.
        ------------------------------------------------------------------------

     (4)  Date Filed:
          April 19, 2000
        ------------------------------------------------------------------------
---------------
* This amount is completely offset by the $5,102 fee previously paid in connection with the filing of the Schedule TO by V.F. Corporation and Sequoia Acquisition, Inc. on April 19, 2000, in connection with the first step of the transactions of which the merger that is the subject of this information statement is a part.

                               [North Face Logo]

                              THE NORTH FACE, INC.
                              2013 FARALLON DRIVE
                         SAN LEANDRO, CALIFORNIA 94577

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 14, 2000

                                                                   July 12, 2000

To the Stockholders of The North Face, Inc.:

     We will hold a special meeting of our stockholders on August 14, 2000 at 10 a.m., local time, at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.

     As described in the enclosed information statement, at the special meeting, you will:

          1. Consider and vote upon a proposal to approve and adopt a merger agreement dated as of April 7, 2000, by and among The North Face, VF Corporation, and a wholly-owned subsidiary of VF, providing for, among other things, the merger of VF's subsidiary with and into The North Face. Following the merger, The North Face will continue as the surviving corporation and will become a wholly-owned subsidiary of VF; and

          2. Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The North Face board of directors has approved the merger agreement and the merger.

     The merger will constitute the second and final step of the acquisition of The North Face by VF. The first step was a tender offer commenced by VF through VF's subsidiary on April 19, 2000 for all of the outstanding shares of common stock, par value $0.0025 per share, of The North Face at a purchase price of $2.00 per share, net to the seller in cash. The offer expired on May 23, 2000, and VF's subsidiary purchased 10,311,865 shares (representing approximately 81% of the shares outstanding on such date).

     Upon the completion of the merger, all shares (other than shares owned by VF or any of its affiliates, shares held by The North Face as treasury stock, or shares held by any stockholders of The North Face who have properly exercised appraisal rights), will be converted into the right to receive $2.00 per share in cash, without interest thereon. VF currently anticipates that the merger will be completed in August 2000, or as promptly as practicable thereafter.

     Holders of record of The North Face common stock at the close of business on July 11, 2000 will be entitled to vote at the special meeting or any adjournment or postponement. As of the record date, VF and its affiliates own an aggregate of 10,311,865 shares, representing approximately 81% of all shares outstanding on that date. The approval of the holders of a majority of all outstanding shares is sufficient to approve and adopt the merger agreement and the merger. Therefore, VF can cause the merger to occur without the affirmative vote of any other stockholder. VF is obligated to vote all shares it owns in favor of approving and adopting the merger agreement.

     If the merger is completed, holders of shares who do not vote in favor of approval and adoption of the merger agreement and who otherwise comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware (a copy of which can be found in Annex B of the attached information statement) will be entitled to receive such consideration as may be determined to be due under such provisions.

     Please read the attached information statement carefully. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

     Please do not send in your share certificates at this time. If the merger is consummated, you will be sent a letter of transmittal for that purpose as soon as reasonably practicable thereafter.

                                         By Order of The North Face Board

San Leandro, California
July 12, 2000

                              THE NORTH FACE, INC.
                              2013 FARALLON DRIVE
                         SAN LEANDRO, CALIFORNIA 94577

                             INFORMATION STATEMENT

                        SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 14, 2000

            WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY

     This information statement is being furnished to the holders of common stock of The North Face, Inc., a Delaware corporation, in connection with the special meeting of stockholders of The North Face to be held on August 14, 2000 at 10 a.m., local time, at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the merger agreement, dated April 7, 2000, among The North Face, VF Corporation and a subsidiary of VF, and the merger, as described in this information statement; and

          2. To transact such other business as may properly come before the meeting or any adjournment or postponement.

     The merger is the second step of VF's two-part acquisition of The North Face. The first step was a tender offer commenced by a subsidiary of VF on April 19, 2000 for all of the outstanding shares of The North Face at a purchase price of $2.00 per share, net to the seller in cash. Pursuant to the offer, which expired on May 23, 2000, VF's subsidiary purchased 10,311,865 shares (representing approximately 81% of the shares outstanding on such date).

     Holders of record of The North Face common stock at the close of business on July 11, 2000 will be entitled to vote at the special meeting or any adjournment or postponement.

     VF can cause the merger to occur without the affirmative vote of any other holder of shares. VF has agreed pursuant to the merger agreement to vote all shares it beneficially owns in favor of approval and adoption of the merger agreement.

     Please do not send any certificates for your stock at this time. Please read this information statement carefully.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     Information Statement dated July 12, 2000, and first mailed to stockholders on July 13, 2000.

                               -----------------
                               TABLE OF CONTENTS
                               -----------------

                                                              PAGE
                                                              ----
Summary Term Sheet..........................................    3
The Special Meeting.........................................    6
  Time, place, date.........................................    6
  Purpose of the special meeting............................    6
  Record date; Quorum; Outstanding shares entitled to
     vote...................................................    6
  Vote required.............................................    6
  Surrender of certificates and payment procedures..........    6
The Merger..................................................    7
  Background of the offer and the merger....................    7
  Recommendation and reasons of The North Face board........   11
  Opinion of financial advisor to The North Face board......   13
  Purpose and structure of the merger; Reasons of VF for the
     merger.................................................   19
  Plans for The North Face after the merger.................   19
  Merger agreement..........................................   19
  Delisting of The North Face shares following the merger...   22
  Regulatory approvals......................................   23
  Financing of the merger...................................   23
Interests of Certain Persons in the Merger..................   23
Certain United States Federal Income Tax Consequences.......   24
Appraisal Rights............................................   25
Certain Information Concerning The North Face and the
  Shares....................................................   26
Certain Information Concerning VF and VF's Subsidiary.......   27
Ownership of Shares.........................................   27
Additional and Available Information........................   28
Other Matters...............................................   28
Annex A -- Opinion of Deutsche Bank Securities, Inc. dated
  April 7, 2000.............................................  A-1
Annex B -- Section 262 of the General Corporation Law of the
  State of Delaware Relating to Appraisal Rights............  B-1
Annex C  -- The Merger Agreement............................  C-1

                               SUMMARY TERM SHEET

     The merger of a wholly-owned subsidiary of VF Corporation with and into The North Face, Inc. will constitute the second and final step of the acquisition of The North Face by VF. The first step was a tender offer commenced by VF through its subsidiary on April 19, 2000, for all of the outstanding shares of The North Face for $2.00 per share, net to the seller in cash. Pursuant to the offer, which expired on May 23, 2000, VF's subsidiary purchased 10,311,865 shares representing approximately 81% of the shares outstanding on the record date. The following are some questions you, as a stockholder of The North Face, may have and the answers to those questions. We urge you to carefully read the remainder of this information statement because the information provided in this summary is not complete and additional important information is contained in the remainder of this information statement. Stockholders are urged to read this information statement and the annexes in their entirety.

WHEN AND WHERE IS THE SPECIAL MEETING?

     The North Face will hold a special meeting of stockholders on August 14, 2000, at 10 a.m., local time, at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, 10017. See "The Special Meeting."

IS MY VOTE REQUIRED TO APPROVE THE MERGER?

     No. The affirmative vote of a majority of the votes entitled to be cast by the holders of all outstanding shares as of the record date will be required to approve and adopt the merger agreement. VF has agreed to vote all of the shares it owns in favor of the approval and adoption of the merger agreement. Because VF and its affiliates own approximately 81% of the outstanding shares on the record date, APPROVAL AND ADOPTION OF THE MERGER AGREEMENT IS ASSURED WITHOUT THE VOTE OF ANY OTHER STOCKHOLDER. YOU ARE NOT BEING ASKED FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND ONE. If you wish to vote your shares, you may do so only by attending the special meeting. See "The Special Meeting."

WHO ARE THE PARTIES TO THE TRANSACTION?

     VF is a Pennsylvania corporation with its principal offices located at 628 Green Valley Road, Suite 500, Greensboro, NC 27408. VF is principally engaged in the design, manufacture and marketing of branded jeanswear, intimate apparel, children's playwear, occupational apparel, knitwear and other apparel. See "Certain Information Concerning VF and VF's Subsidiary."

     VF's wholly-owned subsidiary is a Delaware corporation incorporated on March 30, 2000. It has not carried on any activities other than those incident to its formation, the execution and delivery of the merger agreement and the commencement of, and purchase of shares pursuant to, the offer. Its principal offices are located at 628 Green Valley Road, Suite 500, Greensboro, NC 27408. See "Certain Information Concerning VF and VF's Subsidiary."

     The North Face is a Delaware corporation with its principal offices located at 2013 Farallon Drive, San Leandro, California 94577. The North Face, together with its consolidated subsidiaries, designs and distributes technically sophisticated outerwear, snow sports gear, functional sportswear, tents, sleeping bags, backpacks, day packs, accessories and rugged footwear under The North Face name. See "Certain Information Concerning The North Face and the Shares."

WHAT WILL I RECEIVE IN EXCHANGE FOR MY SHARES OF THE NORTH FACE?

     Upon consummation of the merger, all shares (other than shares owned by VF or any of its affiliates, shares held by The North Face as treasury stock, or shares held by any stockholders of The North Face who have properly exercised appraisal rights) will be converted into the right to receive $2.00 per share, net to the seller in cash, without interest thereon. See "The Merger -- Merger agreement."

IS THERE AN AGREEMENT GOVERNING THE MERGER?

     Yes. VF, its subsidiary and The North Face entered into a merger agreement dated as of April 7, 2000. The merger agreement provides, among other things, for the terms and conditions of the offer and the merger of VF's subsidiary into The North Face following the offer. See "The Merger -- Purpose and structure of the merger; Reasons of VF for the merger".

     WHAT DOES THE NORTH FACE BOARD OF DIRECTORS THINK OF THE MERGER?

     The North Face board recommends that its stockholders approve and adopt the merger agreement and the merger. See "The Merger -- Recommendation and reasons of The North Face board."

     In reaching its decision to approve and adopt the merger agreement and to recommend that The North Face stockholders approve and adopt the merger agreement, The North Face board considered a number of factors. See "The Merger -- Recommendation and reasons of The North Face board."

     DID THE NORTH FACE BOARD RECEIVE AN OPINION FROM ITS FINANCIAL ADVISOR?

     Yes. Deutsche Bank Securities Inc., The North Face's financial advisor, delivered to The North Face board its written opinion dated as of April 7, 2000, that, as of the date of such opinion, the cash consideration to be received by the holders of The North Face shares in the offer and the merger is fair from a financial point of view to The North Face stockholders (other than VF and its affiliates). A copy of the full text of the written opinion of Deutsche Bank, which sets forth, among other things, the opinion expressed, assumptions made, procedures followed, matters considered, and limitations of review undertaken in connection with the opinion, is attached to this information statement as Annex A and should be read in its entirety. See "The Merger -- Opinion of financial advisor to The North Face board" and Annex A.

WHEN DO THE COMPANIES EXPECT TO COMPLETE THE MERGER?

     VF expects to complete the merger in August 2000, or as promptly as practicable thereafter. The merger will become effective at such time as the merger is approved by the stockholders of The North Face as of the record date and the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware. See "The Merger."

CAN THE MERGER AGREEMENT BE TERMINATED?

     The merger agreement may be terminated by either VF or The North Face under certain circumstances. See "The Merger -- Merger agreement."

IS VF'S FINANCIAL CONDITION RELEVANT?

     We do not believe VF's financial condition is relevant because the form of payment consists solely of cash and VF has advised us that funding will be readily obtainable.

     WHAT WILL HAPPEN TO THE NORTH FACE AFTER THE MERGER IS CONSUMMATED?

     After consummation of the merger, The North Face will become a wholly-owned subsidiary of VF and the former holders of The North Face shares will no longer possess any interest in The North Face. Promptly upon consummation of the merger, The North Face will terminate the registration of the shares under
Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, upon termination of the registration of the shares under the Exchange Act, the shares will no longer be eligible for inclusion in the Nasdaq National Market System. See "The Merger -- Delisting of The North Face shares following the merger."

DO ANY EXISTING OR FORMER MEMBERS OF THE NORTH FACE'S MANAGEMENT OR BOARD OF DIRECTORS HAVE INTERESTS INTHE MERGER OTHER THAN AS STOCKHOLDERS OF THE NORTH FACE?

     Yes. Certain existing and former members of The North Face's management and board (as well as employees of The North Face) have interests in the merger other than as stockholders relating to, among other things, (i) the exchange of outstanding options for a cash payment and
(ii) the terms of employment agreements between The North Face and certain members of management, providing for cash payments and other benefits upon termination of employment. See "Interests of Certain Persons in the Merger."

SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

     No. A letter of transmittal for use in surrendering share certificates and obtaining payment for surrendered The North Face shares will be mailed to stockholders promptly following the effective time of the merger. See "The Merger." CERTIFICATES REPRESENTING THE NORTH FACE SHARES SHOULD NOT BE SENT IN UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL AND ACCOMPANYING INSTRUCTIONS, AND THEN SHOULD BE SURRENDERED ONLY IN ACCORDANCE WITH SUCH INSTRUCTIONS.

     WILL I HAVE TO PAY TAXES ON THE CONSIDERATION I RECEIVE FOR MY SHARES IN THE MERGER?

     The receipt of cash by a The North Face stockholder pursuant to the merger will be a taxable transaction for United States federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws. See "Certain United States Federal Income Tax Consequences." ALL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

ARE ANY REGULATORY APPROVALS REQUIRED?

     VF filed the required Premerger Notification and Report Forms with respect to the offer and the merger with the Antitrust Division of the Department of Justice and the Federal Trade Commission on April 27, 2000. The applicable waiting period expired on May 12, 2000. See "The Merger -- Regulatory approvals."

     The North Face and VF believe that there are no other material regulatory or governmental approvals required in order for the merger to be consummated.

CAN I EXERCISE APPRAISAL RIGHTS?

     Stockholders of The North Face are entitled to appraisal rights under
Section 262 of the General Corporation Law of the State of Delaware as to shares owned by them. A summary description of Section 262 is set forth in "Appraisal Rights" and Section 262 is reprinted in its entirety as Annex B to this information statement. All references in "Appraisal Rights" and Section 262 to a "stockholder" are to the record holder of the shares as to which appraisal rights are asserted. A person having a beneficial interest in shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps set forth in Section 262 properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

     For more information regarding appraisal rights, see Annex B. Annex B should be reviewed carefully by any stockholder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so because failure to comply strictly with the procedures set forth in Annex B may result in the loss of appraisal rights.

                              THE SPECIAL MEETING

TIME, PLACE, DATE

     This information statement is being furnished to the holders of outstanding shares of The North Face in connection with the special meeting to be held on August 14, 2000, at 10 a.m., local time, at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, 10017, including any adjournments or postponements thereof.

PURPOSE OF THE SPECIAL MEETING

     At the special meeting, stockholders of The North Face will consider and vote upon a proposal to approve and adopt the merger agreement, dated as of April 7, 2000, among The North Face, VF and a wholly-owned subsidiary of VF, pursuant to which VF's subsidiary will be merged with and into The North Face with The North Face as the surviving corporation at and after the effective time of the merger. The merger agreement is attached as Annex C to this information statement. Stockholders will also consider such other business as may properly come before the meeting.

RECORD DATE; QUORUM; OUTSTANDING SHARES ENTITLED TO VOTE

     The record date for the special meeting has been fixed as the close of business on July 11, 2000. Only holders of record of shares on the record date are entitled to vote at the special meeting. Holders of shares on the record date are entitled to one vote on matters properly presented at the special meeting for each share held.

     On the record date, there were 12,757,229 shares outstanding. The outstanding shares were held of record by approximately 146 registered holders. The presence in person of holders of a majority of the shares entitled to vote will constitute a quorum for the transaction of business at the special meeting. Because the shares owned by VF and its affiliates will be represented at the special meeting, a quorum will be present, even if no other stockholders are present.

VOTE REQUIRED

     Pursuant to Delaware law, the merger agreement must be approved and adopted by the affirmative vote of the holders of a majority of the total number of outstanding shares. Abstentions of shares that are present at the special meeting and broker non-votes will each have the same effect as a vote against approval and adoption of the merger agreement. Pursuant to the merger agreement, VF and its affiliates are required to vote their shares for approval and adoption of the merger agreement. As of the record date, VF and its affiliates beneficially own 10,311,865 shares (approximately 81% of all outstanding shares). Because the approval of the holders of a majority of all outstanding shares is sufficient to approve and adopt the merger agreement, VF can cause the merger to occur without the affirmative vote of any other stockholder. You are not being asked for a proxy and you are requested not to send one. If you wish to vote your shares, you may do so only by attending the special meeting in person.

     A stockholder who wishes to exercise appraisal rights under Delaware law must not vote his or her shares in favor of the approval and adoption of the merger agreement. An abstention or broker non-vote will not constitute a waiver of a stockholder's appraisal rights or the written notice of intent to exercise appraisal rights required under Section 262 of Delaware law. See "Appraisal Rights" and Annex B.

SURRENDER OF CERTIFICATES AND PAYMENT PROCEDURES

     As soon as practicable after the effective time, American Stock Transfer & Trust Company, the paying agent, will mail to each record holder of a certificate representing an outstanding share a letter of transmittal and instructions for effecting the surrender of such certificate. Upon surrender to the paying agent of a certificate representing a share, together with a duly executed letter of transmittal and such other documents as may reasonably be required by the paying agent, the holder of such certificate shall be entitled to receive

$2.00 per share in cash, without interest thereon. Until surrendered in accordance with the foregoing instructions, each certificate representing a share will represent for all purposes only the right to receive $2.00 per share in cash, without interest thereon.

     You should not send your share certificates to the paying agent now. Share certificates should be sent to the paying agent only pursuant to instructions set forth in the letter of transmittal, which will be mailed to you as soon as practicable after the effective time. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this information statement, the merger agreement and the letter of transmittal.

     Any merger consideration made available to the paying agent that remains unclaimed by stockholders for six months after the effective time will be delivered to The North Face and any stockholders who have not surrendered their certificates prior to that time must look to The North Face for payment of their claim for merger consideration.

     Any questions concerning payment procedures and requests for letters of transmittal may be addressed to the paying agent at 1-800-937-5449 (toll free).

                                   THE MERGER

BACKGROUND OF THE OFFER AND THE MERGER

  Certain contacts and negotiations between VF and The North Face relating to the offer and merger

     On February 27, 1999, The North Face entered into a transaction agreement with TNF Acquisition LLC, an affiliate of Leonard Green & Partners, L.P. ("LGP"). The transaction agreement provided for a cash tender offer for all of the outstanding shares of The North Face (other than the shares held by Mr. James Fifield, the president and chief executive officer), at a price of $17.00 per share, and the acquisition of control of The North Face by LGP and Mr. Fifield.

     On March 5, 1999, because The North Face was experiencing delays in preparing its audited financial statements for 1998, the tender offer was withdrawn. Although the transaction agreement remained in effect, LGP had informed The North Face that it was reevaluating the transactions contemplated by the transaction agreement.

     On March 31, 1999, The North Face announced that its consolidated financial statements for 1997 and 1998 required restatement, as a result of which 1997 consolidated revenues were reduced from $208.4 million to $203.2 million and 1997 consolidated net income was reduced from $11.1 million to $8.0 million, and 1998 consolidated revenues were reduced from $263.2 million to $247.1 million and 1998 consolidated net income was reduced from $9.5 million to $3.6 million.

     During March and April 1999, a number of class actions lawsuits growing out of the events described above were brought against The North Face and its officers and directors. Those lawsuits contained numerous allegations that, if sustained, could result in substantial liability to The North Face.

     During the spring and summer of 1999, while LGP continued its reevaluation of the transactions contemplated by the transaction agreement, The North Face's operating and financial condition worsened.

     On July 8, 1999, Mr. Christopher Crawford, The North Face's general manager and chief financial officer, resigned.

     During July 1999, LGP introduced The North Face to a potential joint venturer with whom LGP indicated it might consider pursuing a transaction with The North Face. After the potential joint venturer had conducted a due diligence investigation, however, it determined not to proceed with a transaction.

     On September 1, 1999, the transaction agreement was terminated and The North Face agreed to pay LGP $2.2 million. At the same time, Mr. Fifield resigned as president and chief executive officer and

Mr. William Simon, The North Face's former president and a member of the board of directors, was named acting chief executive officer.

     On September 6, 1999, Mr. Mardy Cason resigned as chairman of the board of directors and was replaced by Mr. Robert Bunje, a member of the board of directors and chairman of the audit committee; on November 5, 1999, Mr. Geoffrey
D. Lurie replaced Mr. Simon as chief executive officer, and The North Face appointed Mr. Karl Heinz Salzburger, then the chief executive officer for Europe, as The North Face's president; on November 19, 1999, Messrs. Cason and Fifield resigned as members of the board of directors and were replaced by Messrs. Lurie and Salzburger; and on February 3, 2000, Mr. Michael Solomon resigned as a member of the board of directors.

     Following the termination of the transaction agreement in September 1999, The North Face announced that Deutsche Bank was advising it on strategic alternatives. In October 1999, The North Face amended its bank credit facility, which was then in default, to provide, among other things, an expiration date of March 31, 2000. From October 1999 through early January 2000, The North Face explored various financing alternatives intended to improve its worsening financial condition. In particular, The North Face sought equity and subordinated debt investments, and, additionally, to replace its bank credit facility. The North Face contacted eight potential investors, only one of which made a proposal, which was subject to various conditions and ultimately was effectively withdrawn in mid-January 2000.

     In mid-January 2000, after a number of discussions with The North Face's banks, and in light of the failure to obtain equity or subordinated debt financing , the board of directors engaged Deutsche Bank to provide advisory services with respect to strategic alternatives for The North Face.

     In late October 1999, VF's financial advisor, Salomon Smith Barney Inc. expressed, on VF's behalf, VF's interest in a possible acquisition of The North Face on mutually agreed upon terms to Deutsche Bank. Deutsche Bank informed Salomon Smith Barney that The North Face was not then interested in entering into discussions regarding a potential acquisition.

     On December 1, 1999, Mr. Mackey J. McDonald, chairman, president and chief executive officer of VF, wrote a letter addressed to Mr. Bunje and Mr. Lurie. The letter stated that VF remained interested in discussing a possible acquisition of The North Face by VF. After Mr. Lurie received the letter, Mr. McDonald and Mr. Lurie had a telephone conversation discussing the letter, during which Mr. Lurie again stated that The North Face was not interested in entering into discussions regarding a possible acquisition of the entire company.

     In early January 2000, Mr. Lurie told Mr. McDonald that The North Face was interested in pursuing strategic alternatives and that Deutsche Bank would contact VF regarding the process. Shortly thereafter, VF received a draft confidentiality agreement. The North Face and VF entered into a confidentiality agreement dated as of January 20, 2000.

     During January and February 2000, Deutsche Bank contacted a total of 40 possible purchasers of The North Face. Of the 40 parties contacted, 13 indicated a possible interest in pursuing a transaction. In light of the limited time and resources available to The North Face, and after concluding that certain of the parties that had indicated a possible interest in pursuing a transaction were not likely to be able to consummate a transaction in the limited time required and/or were direct competitors of The North Face to whom The North Face was reluctant to reveal competitively sensitive information, The North Face elected to pursue discussions with most, but not all, of the 13 parties. Two of the parties who were scheduled to engage in due diligence meetings with The North Face ultimately cancelled those meetings.

     In early February, 2000, representatives of VF and Davis Polk & Wardwell, counsel to VF, conducted due diligence at a data room established by The North Face. At such time, representatives of VF attended an information session with The North Face representatives. Following this initial due diligence through the execution of the merger agreement, VF and its advisors conducted further due diligence with respect to The North Face and were in contact with The North Face and its advisors in relation thereto.

     On March 5, 2000, Deutsche Bank provided VF (along with other bidders) a bid solicitation, including a draft merger agreement.

     On March 16, 2000, The North Face announced that it expected to report a pre-tax loss for 1999 of approximately $75 million, and that its credit facility was to expire at the end of the month.

     On March 20, 2000, VF submitted its proposal to acquire The North Face, including a proposed mark-up of the merger agreement. The proposal was subject to various conditions, including a commitment to negotiate exclusively with VF, the approval of VF's board of directors, additional due diligence and execution of a mutually acceptable definitive agreement.

     Of the parties who conducted due diligence, two submitted acquisition proposals. One proposal would have required The North Face, among other things, to seek protection under the Bankruptcy Code. The board of directors determined that, if this conditional proposal resulted in a transaction, the transaction was likely to provided little or no value to the stockholders.

     In the days that followed, representatives of The North Face and VF spoke on several occasions regarding the draft merger agreement and the satisfaction of certain conditions contained in VF's bid. On March 23, 2000, Deutsche Bank requested that VF submit a letter confirming its bid and remove any conditions to proceeding with a transaction which had been satisfied.

     On March 24, 2000, counsel for The North Face discussed the proposed agreement with counsel for VF. Counsel for The North Face reported the results of that discussion to the board of directors later the same day, and was instructed, among other things, to continue to attempt to narrow the scope of the proposed representations and warranties in the agreement to limit the conditions to the obligations of VF's subsidiary to consummate the offer, to expand the board of directors' right to pursue a superior proposal, if one were made by a third party before the consummation of the offer, and to limit the circumstances in which VF would be entitled to a so-called "break up fee".

     On March 27, 2000, VF delivered a letter together with a revised markup of the draft merger agreement confirming its willingness to proceed with negotiations subject to such negotiations being conducted on an exclusive basis.

     Later on March 27, 2000, The North Face's board of directors met to discuss the revised proposal letter and agreement and plan of merger. At the meeting, the board discussed with counsel the issues that remained unresolved in the proposed agreement and plan of merger, and determined to continue to engage in discussions with VF on an exclusive basis at least through March 31, 2000.

     On March 28, 2000, counsel to The North Face advised counsel to VF that The North Face would negotiate with VF on an exclusive basis through March 31, 2000. In addition, counsel discussed the open issues in the draft merger agreement.

     On March 28, 2000, counsel to The North Face distributed a revised draft merger agreement. On March 29, 2000, counsel to The North Face distributed draft disclosure schedules.

     Over the next several days, counsel for The North Face and counsel for VF engaged in discussions regarding the proposed agreement and plan of merger, and Mr. Lurie and the banks engaged in discussions that led to an extension of the maturity of The North Face's bank credit facility from March 31, 2000 to April 15, 2000.

     In the course of the discussions among the parties during this period, The North Face disclosed to VF that The North Face would be required to pay the banks, among other fees, $3.5 million upon consummating the transactions contemplated by the proposed agreement and plan of merger. On April 4, 2000, VF advised The North Face that a condition to its willingness to proceed with negotiations was that the banks agree to eliminate this $3.5 million fee.

     On April 5, 2000, the board of directors met to discuss the situation. In light of VF's condition to continue negotiations relating to the $3.5 million bank fee referred to above, the board of directors determined to issue a press release to the effect that, among other things, The North Face's auditors were expected to express a qualification in their report on The North Face's 1999 financial statements, indicating substantial doubt regarding The North Face's viability as a "going concern", and that, although The North Face was continuing to explore various alternatives, such alternatives involved payment to stockholders materially less than the then current market price of the common stock and that there was no assurance that the alternatives being considered would be consummated and, if no such alternatives were consummated, that the board of directors would be required to consider seeking protection under Chapter 11 of the Bankruptcy Code.

     On April 6, 2000, the parties again discussed with the banks the $3.5 million fee. As a result of these discussions, the banks agreed to reduce the $3.5 million fee to $876,000 in the case of a transaction with VF, and counsel for The North Face, and VF completed their discussions of the few remaining unresolved issues in the agreement and plan of merger.

     Later on April 6, 2000, the board of directors met to consider the proposed, final form of agreement and plan of merger, and received an oral opinion of Deutsche Bank, which was subsequently confirmed in writing as set forth in Annex A hereto, that the consideration to be received by the stockholders of The North Face in the proposed offer and the merger was fair, from a financial point of view, to such stockholders. Based upon the considerations described under "Recommendation and reasons of The North Face board" below, the board of directors (i) unanimously determined that each of the merger agreement, the offer and the merger is fair to, and in the best interests of, the stockholders of The North Face, (ii) duly approved the merger agreement and the transactions contemplated thereby, including the offer and the merger, and (iii) unanimously recommended that the stockholders of The North Face accept the offer and tender their shares pursuant to the offer, and approve and adopt the merger agreement and the merger.

     On April 7, 2000, VF and The North Face executed the merger agreement. After executing the merger agreement, VF issued a press release announcing the execution of the merger agreement and the offer and the merger contemplated thereby.

     Following the execution, delivery and public announcement of the merger agreement, one of the parties that had indicated a possible interest in pursuing a transaction with The North Face indicated that the announced price in the merger agreement appeared to be below the price that party had been considering, and that it was prepared to commence negotiations and conduct due diligence. The North Face had elected not to pursue discussions with this third party in the past because of concerns about revealing to a competitor sensitive information. Inasmuch as that party did not set forth a specific proposal or specific financing terms, The North Face, in accordance with the merger agreement, did not engage in discussions with it.

     On April 12, 2000, Mr. Lurie requested a letter from VF stating VF's intention with respect to the repayment of The North Face's obligations under its loan agreement. On April 13, 2000, VF wrote a letter to The North Face confirming that if the offer was consummated successfully, VF agreed (i) for the period prior to the merger to use its best efforts to cause and (ii) after the effective time to cause, The North Face to comply with its repayment obligations under The North Face's loan agreement.

     VF's subsidiary commenced the offer on April 19, 2000. Pursuant to the offer, which expired on May 23, 2000, VF's subsidiary purchased 10,311,865 shares (representing approximately 81% of the shares outstanding on such date). Shortly thereafter, Messrs. Lurie, Salzburger and Simon resigned from The North Face board and Messrs. McDonald and Robert K. Shearer and Ms. Candace S. Cummings were elected as directors of The North Face.

     On May 24, 2000, VF lent approximately $109 million to The North Face, to permit The North Face to repay indebtedness and to supply The North Face with working capital. On the same date, The North Face repaid amounts due and payable under its loan agreement. VF continues to lend funds to The North Face for working capital purposes.

RECOMMENDATION AND REASONS OF THE NORTH FACE BOARD

  Recommendation of The North Face board

     The North Face board has (i) unanimously determined that each of the merger agreement, the offer and the merger is fair to, and in the best interests of, the stockholders of The North Face, (ii) duly approved the merger agreement and the transactions contemplated thereby, including the offer and the merger, and
(iii) subject to the terms and conditions of the merger agreement, resolved to recommend that the stockholders of The North Face accept the offer and tender their shares pursuant to the offer, and approve and adopt the merger agreement and the merger.

  Reasons for the recommendation of The North Face board

     In reaching the determination and recommendation described above, The North Face board considered a number of factors, including, among other things, the following:

          (1) The North Face had incurred a pre-tax loss of $97,938,000 in 1999, and The North Face's auditors planned to express a qualification in their report on The North Face's financial statements for 1999, indicating substantial doubt regarding The North Face's viability as a "going concern".

          (2) The North Face had not been able to obtain additional capital, and, in addition, The North Face had no prospects for replacing its bank credit facility, which was scheduled to expire April 15, 2000. The North Face's lenders had indicated that they did not intend to extend the facility further. In the absence of such an extension, The North Face would be required to consider bankruptcy proceedings.

          (3) If The North Face were liquidated on an expedited basis, management believed it was highly unlikely that stockholders would receive much, if any, value for their shares.

          (4) The North Face's stock price, which had been declining, declined from $3.69 on April 5, 2000, to $1.22 on April 6, 2000, after The North Face publicly announced that The North Face's auditors were expected to express a qualification in their report on The North Face's 1999 financial statements, indicating substantial doubt regarding The North Face's viability as a "going concern", and that, although The North Face was continuing to explore various alternatives, such alternatives involved payment to stockholders materially less than the then current market price of the shares and that there was no assurance that the alternatives being considered would be consummated and, if no such alternative were consummated, that the board would be required to consider seeking protection under Chapter 11 of the Bankruptcy Code.

          (5) Notwithstanding the fact that The North Face's worsening financial condition was widely known and that it was widely known that The North Face was actively seeking to be acquired, no other potential buyer made a definitive proposal to complete a transaction, and no other potential buyer made a proposal that could reasonably be expected to provide stockholders with any payment.

          (6) The fact that The North Face board, in exercising its duty of care, had considered a variety of alternatives to a sale over a long period.

          (7) The financial and other terms and conditions of the offer, the merger and the merger agreement.

          (8) The experience, reputation and financial condition of VF and VF's knowledge about The North Face's industry.

          (9) The presentation made to The North Face's board by Deutsche Bank and the written opinion dated April 7, 2000, of Deutsche Bank addressed to The North Face board that stated that, as of the date of such opinion, the $2.00 per share, net to the seller in cash, to be received by the stockholders pursuant to the offer and the merger was fair to The North Face stockholders from a financial point of view.

          (10) The likelihood that the proposed acquisition would be consummated, including the fact that few regulatory approvals were required to consummate the offer and the merger and the likelihood of obtaining those regulatory approvals, as well as the likelihood of satisfying the other conditions to the offer and the merger, and the risks to The North Face if the acquisition were not consummated.

          (11) The fact that the obligations of VF and its subsidiary to consummate the transactions pursuant to the merger agreement were not conditioned upon financing.

          (12) The fact that, under the merger agreement, The North Face has agreed that it and its subsidiaries will not, and will use their respective best efforts to ensure that their respective officers, directors, employees or other agents will not, directly or indirectly,

             (i) initiate, solicit or knowingly encourage or knowingly take any action to facilitate the making of any offer or proposal that constitutes or is reasonably likely to lead to an acquisition proposal;

             (ii) enter into any agreement with respect to any acquisition proposal;

             (iii) in the event of any unsolicited acquisition proposal, (x) grant any waiver or release under any standstill or similar agreement to which The North Face or any of its subsidiaries is a party in effect on the date of the merger agreement or (y) engage in negotiations with, or disclose any non-public information relating to, The North Face or any of its subsidiaries, or afford access to the properties, books or records of The North Face or any of its subsidiaries to any person that may be considering making, or has made, an acquisition proposal. The North Face has agreed to notify VF's subsidiary promptly, but in no event later than 24 hours, after receipt of any acquisition proposal or any request for non-public information relating to The North Face or any of its subsidiaries or for access to the properties, books or records of The North Face or any of its subsidiaries by any person that may be considering making, or has made, an acquisition proposal.

          (13) The fact that, if The North Face board decides to accept a superior proposal from a third party, The North Face board may terminate the merger agreement prior to the consummation of the offer and pay VF a cash termination fee of $5 million plus the amount of reasonable out-of-pocket fees and expenses incurred by VF in connection with the transactions contemplated by the merger agreement. Such payment must be made, but only if a third party acquisition occurs within 12 months after termination of the merger agreement.

     The foregoing discussion of certain information and factors considered by The North Face board is not meant to be exhaustive, but summarizes the material factors The North Face board considered. The North Face board did not quantify or attach any particular weight to the various factors, or determine that any particular factors were of primary importance. Rather, The North Face board made its determination that the merger agreement and the offer are fair to, and in the best interests of, The North Face and its stockholders based on the totality of the information presented to and considered by The North Face board. Individual members of The North Face board may have given different weight to these different factors.

     The full text of Deutsche Bank's written opinion discussed in paragraph (9) above, which sets forth, among other things, the assumptions made, matters considered and limitations in the review undertaken by Deutsche Bank in connection with the opinion, is attached hereto as Annex A and is incorporated herein by reference. Deutsche Bank's opinion is directed only to the board of directors, addresses only the fairness of the consideration, from a financial point of view, to be received in the offer and merger by holders of shares and does not constitute a recommendation to any stockholder to approve the merger, or to tender shares pursuant to the offer. Stockholders are urged to read the Deutsche Bank opinion carefully and in its entirety. The summary of the opinion of Deutsche Bank in this information statement is qualified in its entirety by reference to the full text of such opinion as attached hereto as Annex A.

  Certain projections for The North Face

     During the course of discussions between VF and The North Face, The North Face provided VF with certain financial projections for The North Face for 2000.

     These projections were not prepared with a view to the public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections, and are included in this information statement only because The North Face provided them to VF. Neither VF nor its financial advisors, assumes any responsibility for the accuracy of these projections. While presented with numerical specificity, these projections are based upon a variety of assumptions relating to the businesses of The North Face, which may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of The North Face. There can be no assurance that the projections will be realized, and actual results may vary materially from those shown.

     Set forth below is a summary of the projections provided by The North Face. The projections should be read together with the financial statements contained in The North Face's filings with the SEC.

                                                                  2000
                                                              ------------
Revenues....................................................  $284,923,000
Operating Income............................................  $ 11,414,000
Net (Loss)..................................................  $   (272,000)
(Loss) per share (on a fully diluted basis).................  $       (.02)

OPINION OF FINANCIAL ADVISOR TO THE NORTH FACE BOARD

     On January 10, 2000 The North Face board retained Deutsche Bank to act as its financial advisor in connection with the possible sale of The North Face and, if requested, to render an opinion to The North Face board as to the fairness, from a financial point of view, of the merger consideration.

     On April 6, 2000, at a meeting of The North Face board held to evaluate the proposed merger, representatives from Deutsche Bank rendered to The North Face board an oral opinion, subsequently confirmed by delivery of a written opinion dated April 7, 2000, to the effect that, as of such date and based on and subject to the assumptions made, matters considered and limitations set forth in such opinion and summarized below, the merger consideration was fair, from a financial point of view, to the stockholders of The North Face (other than VF and its affiliates).

     THE FULL TEXT OF DEUTSCHE BANK'S WRITTEN OPINION DATED APRIL 7, 2000, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY DEUTSCHE BANK IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX A TO THIS INFORMATION STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. DEUTSCHE BANK'S OPINION IS DIRECTED ONLY TO THE NORTH FACE BOARD, ADDRESSES ONLY THE FAIRNESS OF THE MERGER CONSIDERATION, FROM A FINANCIAL POINT OF VIEW, TO THE STOCKHOLDERS OF THE NORTH FACE (OTHER THAN VF AND ITS AFFILIATES), AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER TO APPROVE THE MERGER. STOCKHOLDERS OF THE NORTH FACE ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF DEUTSCHE BANK IN THIS INFORMATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In connection with Deutsche Bank's role as financial advisor to The North Face, and in arriving at its opinion, Deutsche Bank:

     - reviewed certain publicly available financial information and other information concerning The North Face and VF and certain internal analyses and other information furnished to it by The North Face;

     - held discussions with members of the senior management of The North Face regarding the business and prospects of The North Face;

     - attended meetings between The North Face and its group of bank lenders;

     - reviewed the reported prices and trading activity for The North Face common stock;

     - compared certain financial and stock market information for The North Face with similar information for certain other companies whose securities are publicly traded;

     - reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part;

     - reviewed a liquidation plan for The North Face which was prepared by The North Face management;

     - reviewed the terms of the merger agreement and certain related documents; and

     - performed such other studies and analyses and considered such other factors as it deemed appropriate.

     In preparing its opinion, Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning The North Face or VF, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied on the accuracy and completeness of all such information and did not conduct a physical inspection of any of the properties or assets of The North Face or VF, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of The North Face or VF.

     With respect to the current fiscal year financial forecasts and projections made available to Deutsche Bank by The North Face management and used in its analyses, Deutsche Bank assumed that such current fiscal year financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of The North Face, as to the matters covered thereby. In rendering this opinion, Deutsche Bank expressed no view as to the reasonableness of such current fiscal year forecasts and projections or the assumptions on which they are based.

     Deutsche Bank's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Although subsequent developments may affect its opinion, Deutsche Bank has assumed no obligation to update, revise or reaffirm its opinion.

     For purposes of rendering its opinion and based on the consent of The North Face's board of directors, Deutsche Bank assumed that, in all respects material to its analysis:

     - the representations and warranties of The North Face, VF and VF's subsidiary contained in the merger agreement were true and correct;

     - The North Face, VF and VF's subsidiary would each perform all of the covenants and agreements to be performed by it under the merger agreement and all conditions to the obligations of each of The North Face, VF and VF's subsidiary to consummate the offer and merger would be satisfied without any waiver thereof; and

     - all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which VF was a party or was subject or by which it was bound, no limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have a material adverse effect on VF or would materially reduce the contemplated benefits of the merger to The North Face.

     SET FORTH BELOW IS A BRIEF SUMMARY OF THE MATERIAL FACTORS CONSIDERED, AND FINANCIAL ANALYSES PERFORMED, BY DEUTSCHE BANK IN CONNECTION WITH ITS OPINION, WHICH WAS RENDERED ORALLY TO THE NORTH FACE BOARD AT ITS MEETING ON APRIL 6, 2000:

     Fiscal Year 1999 Financial Statements. The North Face's annual report on Form 10-K for the year ended December 31, 1999, which was due to be filed by March 31, 2000, was not filed by that date, and The North Face informed Deutsche Bank that such report would not be filed before April 14, 2000. The North Face also informed Deutsche Bank that the report of The North Face's independent auditors, with respect to The North Face's financial statements for the year ended December 31, 1999, would express a qualification indicating substantial doubt regarding The North Face's viability as a "going concern".

     Credit Facilities. The North Face's primary bank credit facility, under which The North Face had outstanding indebtedness of approximately $103 million as of March 31, 2000, was scheduled to expire on March 31, 2000. The North Face was not able to obtain alternative financing by March 31, 2000, and The North Face's management informed Deutsche Bank that it had no prospects for doing so, except pursuant to the merger. The North Face's group of bank lenders granted The North Face an extension until April 15, 2000 to allow The North Face to enter into the merger agreement. In addition, The North Face informed Deutsche Bank that The North Face's bank lenders did not intend to renew such credit facility beyond April 15, 2000, if the merger agreement was not executed, and intended instead to commence involuntary bankruptcy proceedings against The North Face.

     Liquidation Analysis. Deutsche Bank reviewed a plan of liquidation which was prepared by The North Face's management and presented to The North Face's group of bank lenders on or about March 23, 2000. The liquidation plan analyzed various scenarios involving the expedited sale of The North Face's assets and the assumption or payment of its liabilities if The North Face were to enter bankruptcy proceedings. The expedited liquidation process described in the plan required 60 to 90 days to complete. This liquidation plan indicated that, under the best of circumstances, it was highly unlikely that the current stockholders of The North Face would receive more than $1.00 per fully-diluted share if The North Face were forced into bankruptcy proceedings and was required to liquidate all of its assets.

     Deutsche Bank noted that the $2.00 per share net to the seller in cash to be received in the offer and merger substantially exceeded the best-case scenario of the liquidation plan, as prepared by The North Face's management and presented to The North Face's group of bank lenders on or about March 23, 2000.

     Discounted Cash Flow Analysis. The discounted cash flow methodology values a business based on the current value of the future cash flows that the business will generate. To establish a current value utilizing this methodology, future cash flows are estimated and an appropriate discount rate is determined.

     The absence of any prospect that The North Face would obtain financing on a going-forward basis rendered The North Face unable to provide Deutsche Bank with any guidance with respect to The North Face's future prospects. Accordingly, due to the lack of financial projections for The North Face beyond the current fiscal year, Deutsche Bank did not perform a discounted cash flow analysis in connection with rendering its opinion.

     Historical Stock Price Performance. Deutsche Bank reviewed and analyzed the daily closing per share market prices for The North Face common stock for the period from June 30, 1998 to April 6, 2000. Deutsche Bank noted that from June 30, 1998 to April 6, 2000, the price of The North Face common stock declined from $24.00 to $1.22 per share. Deutsche Bank noted that there were several factors which appear to have contributed to the substantial decline in the price of The North Face common stock price during this period, including, but not limited to, public announcements regarding the:

     - termination of the Leonard Green & Partners, L.P. offer;

     - deterioration of The North Face's operating and financial performance;

     - resignations of certain members of The North Face's senior management team;

     - risk that The North Face would not be viable as a "going concern"; and

     - possibility that any strategic alternative then under consideration would yield a value materially less than the prevailing stock price at that time.

     In particular, Deutsche Bank noted that The North Face common stock price declined from $5.00 to $4.00, or 20.0%, on March 17, 2000, after The North Face publicly announced on March 16, 2000 its expected financial results for the quarter ended December 31, 1999. Deutsche Bank further noted that The North Face common stock price declined from $3.69 to $1.22, or 66.9%, on April 6, 2000, after The North Face publicly announced on April 5, 2000, that The North Face's financial statements for the year ended December 31, 1999 would include a "going concern" qualification and that any strategic alternative it was then considering would result in a payment to its stockholders of a value materially less than its currently prevailing stock price.

     Comparative Stock Price Performance. Deutsche Bank reviewed the daily closing per share market prices of The North Face common stock and compared the movement of such daily closing prices with the movement of the Russell 2000 composite index, and the movement of an index composed of other activewear and technical sports products companies (collectively the "ATSP Companies") index consisting of:

                                 ATSP COMPANIES

Columbia Sportswear Company
Kellwood Company
Phillips-Van Heusen Corporation
Quiksilver, Inc.
The Timberland Company
VF Corporation
K2 Inc.
Nautica Enterprises, Inc.
Polo Ralph Lauren Corporation
Russell Corporation
Tommy Hilfiger Company

over the period from June 30, 1998 through April 6, 2000. Deutsche Bank noted that, on a relative basis between June 30, 1998 and April 6, 2000, The North Face common stock substantially underperformed the Russell 2000 composite index and the ATSP Companies index.

     Analysis of Certain Publicly Traded Companies. This analysis examines a company's valuation in the public market as compared to the valuation of other selected publicly traded companies. Deutsche Bank compared certain financial information relating to The North Face to certain corresponding information from companies comprising the ATSP Companies index. Due to The North Face's lack of profitability and distressed financial condition, this analysis was limited to a comparison of only the ratio of common equity market value, as adjusted for debt and cash to revenues.

                                           ADJUSTED MARKET VALUE(1) AS A
AS OF APRIL 6, 2000                    MULTIPLE OF LATEST 12 MONTH(2) REVENUE
-------------------                    --------------------------------------
Mean.................................                   0.8x
High.................................                   1.4x
Low..................................                   0.2x
The North Face.......................                   0.5x

---------------
(1) Adjusted Market Value equals The North Face's equity market value plus debt less cash.

(2) The financial information used in connection with the multiples with respect to The North Face and the ATSP Companies was based on the latest reported twelve month period as derived from publicly available information.

     As a result of the foregoing analysis, Deutsche Bank noted that, as of April 6, 2000, the multiple of adjusted market value to The North Face's revenue for the twelve month period prior to the announcement of the offer and the merger was within the range of the multiples, although it was a substantial discount to the mean of the multiples for the ATSP Companies. The North Face's lack of profitability and distressed financial condition limited the utility of this particular analysis.

     Analysis of Selected Precedent Transactions. Deutsche Bank reviewed the financial terms, to the extent publicly available, of 13 completed mergers or acquisitions of companies in the apparel, activewear and technical sports products sectors which Deutsche Bank deemed to have similar economic and/or internal competitive dynamics to The North Face's business. Deutsche Bank calculated various financial multiples based on certain publicly available information for each of the transactions and compared them to corresponding financial multiples for the merger, based on the merger consideration.

     The selected transactions and the month and year on which each transaction was completed were as follows:

     - Sunbeam Corporation's acquisition of The Coleman Company, Inc. (January
       2000);

     - The Warnaco Group, Inc.'s acquisition of Authentic Fitness Corp. (November 1999);

     - Kellwood Company's acquisition of Koret, Inc (April 1999);

     - Doughty Hanson & Co. Ltd.'s acquisition of Umbro Europe Holdings, Ltd. (April 1999);

     - Jones Apparel Group, Inc.'s acquisition of Sun Apparel, Inc. (October
       1998);

     - Adidas AG's acquisition of Salomon S.A. (February 1998);

     - Tommy Hilfiger Corporation's acquisition of Pepe Jeans USA, Inc. (May
       1998);

     - The Warnaco Group, Inc.'s acquisition of Designer Holdings Ltd. (December
       1997);

     - Texas Pacific Group's acquisition of J. Crew Group, Inc. (October 1997);

     - InvestCorp's acquisition of Helly Hansen International (May 1997);

     - Kohlberg Kravis Roberts & Co.'s acquisition of Spalding & Evenflo Cos. (September 1996);

     - Brunswick Corporation's acquisition of Nelson/Weather-Rite, Inc. (March
       1996); and

     - The Coleman Company, Inc.'s acquisition of Eastpak, Inc. (November 1994).

     Due to The North Face's lack of profitability and distressed financial condition, this analysis was limited to a comparison of only the calculations of the multiples of adjusted market value to The North Face's revenues for the twelve months prior to the announcement of the offer and merger for the merger and the selected transactions:

                                             ADJUSTED MARKET VALUE AS A
                                       MULTIPLE OF LATEST 12 MONTH(1) REVENUE
                                       --------------------------------------
Mean.................................                   1.3x
High.................................                   2.7x
Low..................................                   0.4x
Offer & merger at $2.00 per share....                   0.6x

---------------
(1) Represents latest twelve month financial information available prior to transaction announcement.

     As a result of the foregoing analysis, Deutsche Bank noted that, at the offer price of $2.00 per share, the implied multiple of adjusted market valuation to The North Face's revenues for the twelve months prior to the announcement of the offer and the merger was within the range of the multiples of the selected transactions, although substantially below the mean of the multiples of the selected transactions. Deutsche Bank noted that The North Face's lack of profitability and distressed financial condition limited the utility of this particular analysis.

     Premiums Paid Analysis. Deutsche Bank reviewed the premiums paid over market value, to the extent publicly available, in 247 merger or acquisition transactions completed since January 1, 1997. Deutsche Bank analyzed the premium paid to the target above their share price one day, one week and four weeks prior to the announcement of the transaction. These transactions were accounted for under the purchase accounting method, included only cash consideration, and had adjusted market valuations (equity market valuation, plus debt less cash) between $50 and $200 million.

                                                            PREMIUM TO MARKET AT
                                                      ---------------------------------
                                                      ONE DAY    ONE WEEK    FOUR WEEKS
                                                       PRIOR      PRIOR        PRIOR
                                                      -------    --------    ----------
Transactions:
  Mean..............................................   32.0%       38.8%        45.3%
  High..............................................  175.0%      217.0%       205.5%
  Low...............................................  (67.0%)     (66.3%)      (61.0%)
Offer & merger at $2.00 per share(1)................   64.1%      (49.2%)      (64.8%)

---------------
(1) Based on The North Face's closing per share market price one day, one week and four weeks prior to the April 7, 2000 announcement of the offer and the merger.

     As a result of the foregoing analysis, Deutsche Bank noted that, at the offer price of $2.00 per share, the premium paid to the holders of The North Face common stock exceeded the average of the premium on the day prior to announcement time period, although it was below such average at the one week prior and four weeks prior to announcement time periods. The nature and timing of recent public announcements by The North Face limited the utility of this particular analysis.

     The summary set forth above does not purport to be a complete description of the opinion of Deutsche Bank to The North Face board or the financial analyses performed and factors considered by Deutsche Bank in connection with its opinion. The preparation of a fairness opinion is a complex analytic process involving the application of subjective business judgment in various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Deutsche Bank believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting portions of the above summary, without considering all factors and analyses, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

     In performing its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to The North Face board as to the fairness, from a financial point of view, of the merger consideration to the stockholders of The North Face and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by The North Face with, numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of The North Face. The assumptions and estimates contained in such analyses, and the ranges of valuations resulting from any particular analysis, are not necessarily indicative of actual historical values or future results, which may be significantly more or less favorable than those suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of The North Face, neither The North Face nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

     The type and amount of consideration payable in the offer and merger were determined through negotiations between The North Face and VF and were approved by The North Face board. The decision to enter into the merger agreement was solely that of The North Face board. Deutsche Bank's opinion and financial analyses were only one of a number of factors taken into consideration by The North Face board in its evaluation of the proposed offer and merger and should not be viewed as determinative of the views of The North Face board with respect to the merger consideration or the merger.

     Pursuant to the terms of Deutsche Bank's engagement, The North Face has paid $750,000 to Deutsche Bank for rendering its opinion, which was credited against an advisory fee of $1.3 million paid upon consummation of the offer. In addition, The North Face has agreed to reimburse Deutsche Bank for its reasonable travel and other out-of-pocket expenses, including reasonable fees and disbursements of counsel, and to indemnify Deutsche Bank and certain related parties against certain liabilities, including certain liabilities under the federal securities laws, relating to, or arising out of, its engagement.

     The North Face selected Deutsche Bank as its financial advisor in connection with the offer and merger based on Deutsche Bank's reputation, expertise and familiarity with The North Face and its business. Deutsche Bank is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. Deutsche Bank is an affiliate of Deutsche Bank AG. One or more of the affiliates of Deutsche Bank AG, from time to time, provided investment banking and other financial and advisory services to The North Face or its affiliates for which it has received customary compensation, including serving as lead manager for The North Face's 1996 initial public offering, and for a subsequent offering of The North Face common stock in the same year. In the ordinary course of business, affiliates of Deutsche Bank AG may actively trade or hold the securities of both The North Face and VF for its own account and the account of customers and, accordingly, may at any time hold a long or short position in such securities, instruments and obligations of The North Face and VF.

PURPOSE AND STRUCTURE OF THE MERGER; REASONS OF VF FOR THE MERGER

     The purpose of the merger is for VF to increase VF's ownership of The North Face from approximately 81% to 100%. Upon consummation of the merger, The North Face will become a wholly-owned subsidiary of VF. The acquisition of the shares was structured as a cash tender offer followed by a cash merger so as to effect a prompt and orderly transfer of ownership of The North Face from The North Face's public stockholders to VF and VF's subsidiary, and so as to provide such stockholders with cash for all of their shares.

     Under Delaware law, the approval of The North Face board and the affirmative vote of a majority of the votes entitled to be cast by the holders of all the outstanding shares as of the record date are required to approve and adopt the merger agreement. The North Face board has approved and adopted the merger agreement and the transactions contemplated thereby, and the only remaining required corporate action of The North Face is the approval and adoption of the merger agreement by a majority vote of The North Face stockholders. VF has agreed to vote all shares it beneficially owns in favor of the approval and adoption of the merger agreement. Because VF and its affiliates own approximately 81% of the outstanding shares as of the record date, the approval and adoption of the merger agreement is assured without the vote of any other stockholder.

PLANS FOR THE NORTH FACE AFTER THE MERGER

     Except as set forth in this information statement, it is expected that initially following the merger, the business and operations of The North Face will continue substantially as they are currently being conducted.

     VF intends to conduct a detailed review of The North Face and its assets, corporate structure, capitalization, operations, policies, management and personnel. After its review, VF will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist, including steps to integrate the operations of The North Face and VF. In parallel, VF plans to give consideration to any potential avenues that may be open for further strengthening The North Face's marketing and financial positions, including through possible alliances, or partnership or joint venture arrangements with third parties.

     In addition, VF expects that shortly after the consummation of the merger it will replace all existing directors and a number of employees of The North Face with employees of VF.

     On June 16, 2000, The North Face sold the assets of its subsidiary, La Sportiva, U.S.A., to an entity formed by management of La Sportiva, U.S.A. The purchaser assumed the liabilities of La Sportiva, U.S.A. and, in addition, paid $1 million for the assets. La Sportiva, U.S.A. was engaged in the business of distributing rock climbing shoes, mountaineering boots and other rugged footwear under the La Sportiva(R) name.

     Except as described above and for the transactions contemplated by the merger agreement, VF has no current plans or proposals which relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving The North Face; (b) a sale or transfer of a material amount of assets of The North Face or any of it subsidiaries; (c) any change in the board or management of The North Face; (d) any material change in The North Face's capitalization; or (e) any other material change in The North Face's corporate structure or business.

MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement which relate to the merger. This summary does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached hereto as Annex C and is incorporated herein by reference. Stockholders are urged to read the merger agreement in its entirety and to consider it carefully.

  Recommendation

     The North Face board has (i) unanimously determined that each of the merger agreement, the offer and the merger is fair to, and in the best interests of, the stockholders of The North Face, (ii) duly approved the merger agreement and the transactions contemplated thereby, including the offer and the merger and
(iii) subject to the terms and conditions of the merger agreement, resolved to recommend that the stockholders of The North Face accept the offer and tender their shares thereunder to VF's subsidiary and approve and adopt the merger agreement and the merger.

  Appointment of The North Face directors by VF

     The merger agreement provides that, effective upon the acceptance for payment by VF's subsidiary of any shares pursuant to the offer, VF will be entitled to designate the number of directors, rounded up to the next whole number, on The North Face board that equals the product of the total number of directors on The North Face board (giving effect to the election of any additional directors pursuant to this provision) multiplied by the percentage that the number of shares beneficially owned by VF (including shares accepted for payment) bears to the total number of shares outstanding. In furtherance thereof, The North Face will take all action necessary to cause VF's designees to be elected or appointed to The North Face board, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors. Notwithstanding the foregoing, prior to the effective time, The North Face will use its reasonable best efforts to cause at least two persons who are not employees of The North Face or affiliated with VF to be members of The North Face board.

     Pursuant to these provisions, shortly after VF's subsidiary had purchased shares in the offer which comprise approximately 81% of all outstanding shares, all members of The North Face board except for Messrs. Robert P. Bunje and Michael Doyle resigned, and Messrs. Mackey J. McDonald and Robert K. Shearer and Ms. Candace S. Cummings were elected as directors of The North Face.

  The merger

     The merger agreement provides that as promptly as practicable after all conditions to the merger set forth therein have been satisfied or, to the extent permitted thereunder, waived, VF's subsidiary will be merged with and into The North Face in accordance with Delaware law. As a result of the merger, the separate existence of VF's subsidiary will cease and The North Face will continue as the surviving corporation.

  Effective time

     The merger shall become effective at such time as the merger agreement is approved by The North Face stockholders and the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware.

  Merger consideration

     At the effective time, each outstanding share of stock of The North Face (other than shares held in the treasury of The North Face, shares owned by VF and its affiliates or shares as to which appraisal rights have been properly exercised) will be converted, by virtue of the merger and without any action on the part of The North Face stockholders, into the right to receive $2.00 per share in cash, without interest thereon.

     Each holder of outstanding options under any employee stock option or compensation plan or arrangement and each holder of outstanding warrants to purchase shares of common stock will receive, for each share subject to such option or warrant an amount (net of applicable withholding tax) in cash equal to the difference between $2.00 and the per share exercise price of such option or warrant, to the extent $2.00 is greater than the per share exercise price of such option or warrant.

  Surrender of certificates and payment procedures

     As soon as practicable after the effective time, the paying agent will mail to each record holder of an outstanding certificate representing a share immediately prior to the effective time, a letter of transmittal and instructions for use in effecting the surrender of such certificate in exchange for $2.00 in cash per share. Upon surrender to the paying agent of a certificate representing a share, together with the letter of transmittal, duly executed, and such other documents as may reasonably be required by the paying agent, the holder of such certificate shall be entitled to receive the merger consideration. Until surrendered in accordance with the foregoing instructions, each certificate representing a share will represent for all purposes only the right to receive $2.00 in cash per share. Any merger consideration made available to the paying agent that remains unclaimed by stockholders for six months after the effective time will be delivered to The North Face and any The North Face stockholders who have not theretofore made an exchange must thereafter look to The North Face for payment of their claim for merger consideration.

  Transfer of shares

     No transfer of shares will be made on the share transfer books of The North Face after the effective time. If, at or after the effective time, certificates of shares are presented, they will be canceled and exchanged for the right to receive $2.00 in cash per share as provided in "-- Surrender of certificates and payment procedures."

  Covenants

     The merger agreement contains various customary covenants of the parties thereto. A description of certain of these covenants follows:

     The North Face has agreed that, prior to the effective time, The North Face will not adopt or propose any change in its certificate of incorporation or bylaws. In addition, The North Face has agreed that, prior to the effective time, The North Face will not, and will not permit any of its subsidiaries to:

          (a) merge or consolidate with any other person or entity or acquire a material amount of stock or assets of any other person;

          (b) sell, lease, license or otherwise dispose of any material subsidiary or a material amount of assets, securities or property to any person or entity, except pursuant to existing contracts or commitments and in the ordinary course consistent with past practice;

          (c) knowingly take any action that would make any representation and warranty of The North Face under the merger agreement inaccurate in any respect at, or as of any time prior to, the effective time or

          (d) agree to commit to do any of the foregoing.

     Pursuant to the merger agreement, The North Face has agreed that from the date of the merger agreement until the termination thereof, The North Face and its subsidiaries will not, and will use their respective best efforts to ensure that their respective officers, directors, employees or other agents will not, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly take any action to facilitate the making of any offer or proposal which constitutes or is reasonably likely to lead to an acquisition proposal;
(ii) enter into any agreement with respect to an acquisition proposal; or (iii) in the event of any unsolicited acquisition proposal for The North Face, (x) grant any waiver or release under any standstill or similar agreement to which The North Face or any of its subsidiaries is a party in effect on the date of the merger agreement or (y) engage in negotiations with, or disclose any non-public information relating to, The North Face or any of its subsidiaries or afford access to the properties, books or records of The North Face or any of its subsidiaries to, any person that may be considering making, or has made, an acquisition proposal. The term "acquisition proposal" shall mean any tender or exchange offer involving The North Face, any proposal for a merger, consolidation or other business combination involving The North Face, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, The North Face or any material subsidiary (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale), any proposal or offer with respect to any recapitalization or restructuring with respect to The North Face or any material subsidiary or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to The North Face other than pursuant to the transactions to be effected pursuant to the merger agreement. The North Face has agreed to notify promptly, but in no event later than 24 hours, VF's subsidiary after receipt of any acquisition proposal or any request for non-public information relating to The North Face or any of its subsidiaries or for access to the properties, books or records of The North Face or any of its subsidiaries by any person that may be considering making, or has made, an acquisition proposal.

     Conditions to the merger. The obligations of The North Face, VF and VF's subsidiary to consummate the merger are subject to the satisfaction of the following conditions: (i) if required by Delaware law, the approval and adoption by the stockholders of The North Face of the merger agreement in accordance with such law, provided, however, that VF and VF's subsidiary are required vote all shares purchased in the offer in favor of the merger; (ii) no statute, rule, regulation, judgment, injunction, order or decree shall prohibit the consummation of such approval; and (iii) VF's subsidiary shall have purchased, or caused to be purchased, the shares pursuant to the offer. As VF's subsidiary has purchased shares in the offer, the condition in clause (iii) has been satisfied.

     Termination. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, notwithstanding any approval of the merger agreement by the stockholders of The North Face,

          (i) by mutual written consent of The North Face and VF; or

          (ii) by either The North Face or VF, if there shall be any law or regulation that makes acceptance for payment of, and payment for, the shares pursuant to the offer or consummation of the merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining the merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

     Fees and Expenses. The merger agreement provides that The North Face, VF and VF's subsidiary shall each bear all expenses incurred by it in connection with the merger agreement and the transactions contemplated thereby.

     Amendment and waivers. After the purchase of shares pursuant to the offer, no amendment, modification or supplement to the merger agreement shall decrease the amount of consideration to be received in exchange for any shares and after approval of the merger agreement by the stockholders of The North Face no such amendment, modification or supplement shall be made which by law requires the further approval of The North Face's stockholders, without obtaining the further approval of such stockholders. If VF's designees are elected to The North Face board, after the acceptance for payment of shares pursuant to the offer and prior to the effective time, the affirmative vote of a majority of the directors who are not The North Face officers or designees, stockholders, affiliates or associates of VF) shall be required to (a) amend or terminate the merger agreement on behalf of The North Face, (b) exercise or waive any of The North Face's rights, benefits or remedies hereunder, (c) extend the time for performance of VF's subsidiary's obligations under the merger agreement or (d) take any other action under or in connection with the merger agreement.

DELISTING OF THE NORTH FACE SHARES FOLLOWING THE MERGER

     Following the merger, the holders of shares (other than VF and its affiliates) will cease to participate in future earnings or growth, if any, of The North Face or benefit from any increases, if any, in the value of The North Face, and they no longer will bear the risk of any decreases in the value of The North Face. Because the shares will be canceled as a result of the merger, the shares will be delisted from the Nasdaq National Market System.

     The shares are currently registered under the Exchange Act. Registration of the shares under the Exchange Act will be terminated and The North Face will be relieved of the obligation to comply with the public reporting requirements of the Exchange Act, including the obligation to comply with the proxy rules of Regulation 14A and 14C under the Exchange Act.

REGULATORY APPROVALS

     VF filed the required Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the offer and the merger with the Antitrust Division of the Department of Justice and the Federal Trade Commission on April 27, 2000. The applicable waiting period expired on May 12, 2000. VF also filed a notification with the Federal Cartel Office of the Republic of Germany on May 19, 2000. VF received clearance from the Federal Cartel Office on May 30, 2000.

     We believe that there are no other material regulatory or governmental approvals required in order for the merger to be consummated.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as VF's acquisition of The North Face. At any time before or after the merger, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking the divestiture of shares purchased by VF's subsidiary or the divestiture of substantial assets of VF, The North Face or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

FINANCING OF THE MERGER

     The total amount of funds required by VF and VF's subsidiary to consummate the merger and to pay related fees and expenses is estimated to be approximately $5 million. The merger is not conditioned on VF obtaining financing. VF expects to fund the merger and to pay related fees and expenses from internally generated funds. No alternate financing plan currently exists.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of The North Face's management and The North Face's board (as well as other employees of The North Face) have certain interests in the merger that are described below that are in addition to their interests as stockholders generally. The North Face board took these interests into account in approving and adopting the merger agreement and the transactions contemplated thereby.

     Stock options After the acceptance of shares tendered pursuant to the offer, each option to purchase shares outstanding under any stock option or compensation plan or arrangement of The North Face whether or not then exercisable or fully vested and each warrant to purchase shares was canceled. The merger agreement provides that VF would pay to the holder of each such option or warrant an amount in cash determined by multiplying (i) the excess, if any, of the amount of the merger consideration over the applicable per share exercise price of such option or warrant by (ii) the number of shares to which such option or warrant related.

     Employment agreements with termination provisions The North Face maintains employment agreements for Mr. Lurie, The North Face's chief executive officer, and Mr. Salzburger, The North Face's president. In accordance with their respective employment agreements, if Mr. Lurie or Mr. Salzburger is terminated, he will receive 12 to 24 months salary, bonus and benefits. The North Face and Mr. Lurie have agreed that he will step down as chief executive officer and receive certain benefits under his employment agreement. The North Face estimates the aggregate amount of such payments to be approximately $2.6 million.

     Indemnification of The North Face directors and officers VF, VF's subsidiary and The North Face have each agreed that for six years after the effective time, VF will cause The North Face to indemnify and hold harmless the present and former officers and directors of The North Face in respect of acts or omissions occurring at or prior to the effective time to the fullest extent provided by Delaware law or any other applicable laws or as provided under The North Face's certificate of incorporation and bylaws in effect on the date of the merger agreement, subject to any limitation imposed from time to time under applicable law.

     Insurance for The North Face directors and officers In accordance with the merger agreement, for six (6) years after the effective time, The North Face will provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the effective time covering each such indemnified person currently covered by The North Face's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the merger agreement, provided that The North Face will not be obligated to cause The North Face to pay premiums in excess of 200% of the amount per annum The North Face paid in its last full fiscal year. If VF, The North Face or any of its successors or assigns (a) consolidates with or merges into any other person or entity and the continuing or surviving corporation or entity of such consolidation or merger or
(b) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of VF or The North Face, as the case may be, will assume such indemnification and liability insurance obligations.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The summary of federal income tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax consequences to each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker dealers, persons who are not citizens or residents of the United States and stockholders who acquired their shares through the exercise of an employee stock option or otherwise as compensation.

     ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     The receipt of cash for shares pursuant to the merger will be taxable transactions for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be taxable transactions under applicable state, local and foreign income tax laws. In general, for federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the stockholders's adjusted tax basis of such stockholder's shares and the amount of cash received in exchange therefor. For federal income tax purposes, such gain or loss will be capital gain or loss if the shares are capital assets in the hands of the stockholder and will be long-term gain or loss if the holding period for the shares is more than one year as of the date of the sale of such shares. Long term capital gain of an individual stockholder is generally subject to maximum tax rate of 20%. Stockholders are urged to consult with their own tax advisors concerning the limitations on the deductibility of capital losses.

     A stockholder that receives cash for shares may be subject to backup withholding unless the stockholder provides its taxpayer identification number and certifies that such number is correct or properly certifies that it is awaiting a taxpayer identification number, or unless an exemption applies. A stockholder who does not furnish its taxpayer identification number may be subject to a penalty imposed by the Internal Revenue Service.

     If backup withholding applies to a stockholder, the paying agent is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding; provided that the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return.

                                APPRAISAL RIGHTS

     Stockholders of The North Face are entitled to appraisal rights under
Section 262 of the General Corporation Law of the State of Delaware as to shares owned by them. Set forth below is a summary description of Section 262. Section 262 is reprinted in its entirety as Annex B to this information statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares as to which appraisal rights are asserted. A person having a beneficial interest in shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

     FOR MORE DETAIL REGARDING APPRAISAL RIGHTS, SEE ANNEX B. THIS SUMMARY AND ANNEX B SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH HEREIN AND THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

     In accordance with Section 262, any stockholder may, before the vote at the special meeting upon the proposal to approve and adopt the merger agreement, demand in writing from The North Face the appraisal of the fair value of such stockholder's shares. Such demand must reasonably inform The North Face of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. In order to be entitled to appraisal rights with respect to any shares, a stockholder must be the record holder of such shares on the date of such demand, must continuously hold such shares through the effective time, must properly demand an appraisal as described in this paragraph and the following paragraphs, and must not vote in favor of the proposal to approve and adopt the merger agreement. Any stockholder (other than a record owner who is acting as a nominee holder for different beneficial owners) seeking to exercise appraisal rights for a portion, but not all, of such stockholder's shares should consult with legal counsel before taking any such action. The North Face believes that Delaware law has not clearly addressed the ability of such a stockholder to exercise appraisal rights with respect to a portion, but not all, of such stockholder's shares. Should a stockholder (other than a record owner who is acting as a nominee holder for different beneficial owners) seek to exercise appraisal rights with respect to a portion, but not all, of such stockholder's shares, The North Face presently intends to assert that by doing so such stockholder has waived such stockholder's appraisal rights. Stockholders should be aware that a Delaware court may find that such stockholder has so waived such stockholder's appraisal rights. A stockholder who elects to exercise appraisal rights must mail or deliver such stockholder's written demand to the president of The North Face at 2013 Farallon Drive, San Leandro, California 94577. A vote against the merger or a failure to vote for the merger would not by itself constitute sufficient notice of a stockholder's election to exercise appraisal rights.

     A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate or certificates representing such stockholder's shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

     A record owner, such as a broker, who holds shares as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

     Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the shares formerly owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Delaware Chancery Court is to take into account all relevant factors.

     Stockholders considering seeking appraisal should note that the "fair value" of their shares determined under Section 262 could be more than, the same as or less than $2.00 per share, and that opinions of investment banking firms as to fairness, from a financial point of view, are not opinions as to fair value under Section 262. The cost of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed against the parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

     From and after the effective time, no stockholder who has duly demanded appraisal in compliance with Section 262 will be entitled to vote for any purpose the shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time.

     At any time within 60 days after the effective time, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered in the merger agreement; after this period, a stockholder may withdraw such stockholder's demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the effective time, stockholders' rights to appraisal shall cease, and all stockholders who had previously demanded appraisal shall thereafter be entitled to receive $2.00 per share, in cash, without interest thereon, upon valid surrender of the certificates that formerly represented their shares. Inasmuch as The North Face has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Chancery Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

          CERTAIN INFORMATION CONCERNING THE NORTH FACE AND THE SHARES

GENERAL

     The North Face is a Delaware corporation with its principal executive offices located at 2013 Farallon Drive, San Leandro, CA 94577. The telephone number of The North Face's executive offices is (510) 618-3500.

     The North Face was founded in 1965 by outdoor enthusiasts as a retailer of high performance climbing and backpacking equipment. The North Face, together with its consolidated subsidiaries, designs and distributes technically sophisticated outerwear, snowsports gear, functional sportswear, tents, sleeping bags, backpacks, day packs, accessories and rugged footwear under the North Face(R) name.

PRICE RANGE OF SHARES; DIVIDENDS

     The shares are authorized for quotation on the Nasdaq National Market under the symbol "TNFI."

     The following table sets forth for the periods indicated the high and low bid prices per share as reported on the Nasdaq National Market, as reported in published financial sources.

                                                              HIGH       LOW
                                                              ----       ---
1998
  First Quarter.............................................  $29        $20 5/8
  Second Quarter............................................  $26 1/2    $19 1/2
  Third Quarter.............................................  $24 5/8    $ 9 1/8
  Fourth Quarter............................................  $14 5/8    $ 9 1/8
1999
  First Quarter.............................................  $16 11/16  $ 9 1/4
  Second Quarter............................................  $12 7/8    $ 6 3/4
  Third Quarter.............................................  $ 7 1/16   $ 3 15/16
  Fourth Quarter............................................  $ 7 1/4    $ 2 11/16
2000
  First Quarter.............................................  $ 7 1/4    $ 2 11/16
  Second Quarter............................................  $ 4 1/32   $ 1
  Third Quarter (through July 10, 2000).....................  $ 2        $ 1 31/32

     The North Face did not pay dividends during the periods set forth in the table above.

     On April 6, 2000, the last full day of trading prior to the announcement of the offer and the merger, the reported closing bid price per share on the Nasdaq National Market was $1 7/32. On July 10, 2000, the reported closing bid price per share on the Nasdaq National Market was $1 31/32.

             CERTAIN INFORMATION CONCERNING VF AND VF'S SUBSIDIARY

     VF's wholly-owned subsidiary, Sequoia Acquisition, Inc., is a Delaware corporation incorporated on March 30, 2000 and to date has engaged in no activities other than those incident to its formation, the execution and delivery of the merger agreement and the commencement of, and purchase of shares pursuant to, the offer. The principal executive offices of VF's subsidiary are located at 628 Green Valley Road, Suite 500, Greensboro, NC 27408, and the telephone number of VF's subsidiary's executive offices is (336) 547-6000.

     VF is a Pennsylvania corporation. It is principally engaged in the design, manufacture and marketing of branded jeanswear, intimate apparel, children's playwear, occupational apparel, knitwear and other apparel. The principal executive offices of VF are located at 628 Green Valley Road, Suite 500, Greensboro, NC 27408, and the telephone number of VF's executive offices is
(336) 547-6000.

                              OWNERSHIP OF SHARES

     As of July 11, 2000, there were 12,757,229 shares outstanding. The following table sets forth the beneficial ownership of shares as of July 11, 2000 by each person known by The North Face to own more than 5% of the outstanding shares. None of the directors and executive officers of The North Face as at such date own any shares. Each of the stockholders named below has sole voting and investment power with respect to the shares beneficially owned:

                                                   SHARES BENEFICIALLY OWNED
                                           -----------------------------------------
                                                                    PERCENT OF
                                           NUMBER OF SHARES    OUTSTANDING SHARES(1)
                                           ----------------    ---------------------
VF Corporation...........................     10,311,865                81%
628 Green Valley Road
Greensboro, NC 27408

---------------
(1) Applicable percentage ownership for the stockholder is based on 12,757,229 shares outstanding as of July 11, 2000.

                      ADDITIONAL AND AVAILABLE INFORMATION

     All documents filed by The North Face pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act after the date of this information statement and prior to the date of the special meeting shall be deemed to be incorporated by reference into this information statement and to be a part hereof from the dates of filing such documents or reports. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this information statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supercedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this information statement.

     VF and The North Face are each subject to the informational filing requirements of the Exchange Act and, in accordance therewith, are each required to file periodic reports, proxy statements and other information with the SEC relating to their respective business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. VF's and The North Face's filings are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain reports and other information concerning VF may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE NORTH FACE, VF OR VF'S SUBSIDIARY NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                 OTHER MATTERS

     We do not intend to hold a 2000 annual meeting prior to the scheduled consummation of the merger. If the merger is not consummated and we do hold a 2000 annual meeting, we will notify you of such meeting, including the date by which stockholder proposals must be received at The North Face's executive offices in order to be considered for inclusion in the proxy materials relating to such meeting.

     We do not intend to bring any other matters before the special meeting, and are not aware of any other matters that are expected to be brought properly before the special meeting.

                                                                         ANNEX A

                    OPINION OF DEUTSCHE BANK SECURITIES INC.

                    DEUTSCHE BANC ALEX. BROWN DEUTSCHE BANK

                                                                   April 7, 2000

Board of Directors
The North Face, Inc.
2013 Farallon Drive
San Leandro, California 94577

Gentlemen:

     Deutsche Bank Securities Inc. ("Deutsche Bank") has acted as financial advisor to The North Face, Inc. (the "Company") in connection with the proposed acquisition of the Company by VF Corporation ("VF") pursuant to an Agreement and Plan of Merger, dated April 6, 2000, among the Company, VF and Sequoia Acquisition, Inc. ("VF Sub"), a wholly owned subsidiary of VF (the "Agreement"), which provides, among other things, for VF Sub to commence a cash tender offer to acquire all issued and outstanding shares of common stock, par value $0.0025 per share, of the Company (the "Company Common Stock"), to be followed by a merger of VF Sub with and into the Company (the cash tender offer and the merger being herein referred to collectively as the "Transaction"), as a result of which the Company will become a wholly owned subsidiary of VF. As set forth more fully in the Agreement, the Transaction will result in each share of the Company Common Stock not owned directly or indirectly by the Company or VF, other than shares as to which appraisal rights have been perfected, being purchased for or converted into the right to receive $2.00 in cash (the "Consideration"). The terms and conditions of the Transaction are more fully set forth in the Agreement.

     You have requested Deutsche Bank's opinion, as investment bankers, as to the fairness, from a financial point of view, of the Consideration to the stockholders of the Company.

     In connection with Deutsche Bank's role as financial advisor to the Company, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning the Company and VF, and certain internal analyses and other information furnished to it by the Company. Deutsche Bank also held discussions with members of the senior management of the Company regarding the businesses and prospects of the Company, and attended meetings between the Company and its bank lenders. In addition, Deutsche Bank
(i) reviewed the reported prices and trading activity for Company Common Stock,
(ii) compared certain financial and stock market information for the Company with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Agreement and certain related documents, (v) reviewed a liquidation plan for the Company prepared by Company management, and (vi) performed such other studies and analyses and considered such other factors as it deemed appropriate. It should be noted that the absence of any prospect that the Company would obtain financing on a going-forward basis rendered the Company unable to provide Deutsche Bank with any guidance in respect of the Company's future prospects. Accordingly, due to the lack of financial projections for the Company beyond the current fiscal year, Deutsche Bank did not perform a discounted cash flow analysis in connection with rendering its opinion.

     Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company or VF, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company or VF. With respect to the current fiscal year financial forecasts and projections made available to Deutsche Bank by the Company and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such current fiscal year forecasts and projections or the assumptions on which they are based. Deutsche Bank's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

     For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of the Company, VF and VF Sub contained in the Agreement are true and correct, the Company, VF and VF Sub will each perform all of the covenants and agreements to be performed by it under the Agreement and all conditions to the obligations of each of the Company, VF and VF Sub to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained, and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either the Company, VF or VF Sub is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed, or amendments, modifications or waivers made, that would have a material adverse effect on the Company, VF or VF Sub or would materially reduce the contemplated benefits of the Transaction to the Company.

     The Company's Annual Report on Form 10-K for the year ended December 31, 1999, which was due to be filed by March 31, 2000, was not filed by that date, and the Company has informed Deutsche Bank that such report is not expected to be filed before April 14, 2000. The Company has also informed Deutsche Bank that the report of the Company's independent auditors with respect to the Company's financial statements for the year ended December 31, 1999 will express a qualification indicating substantial doubt regarding the Company's viability as a "going concern". The Company's primary bank credit facility, under which the Company has outstanding indebtedness of approximately $103 million, was scheduled to expire on March 31, 2000. The Company has not been able to obtain alternative financing to date, and the Company has informed Deutsche Bank that it has no prospects for doing so, except pursuant to the Transaction. The Company's bank lenders have granted the Company an extension of such facility through April 15, 2000 in order to allow the Company to enter into the Agreement. However, the Company has informed Deutsche Bank that the Company's bank lenders do not intend to renew such credit facility beyond such date if the Agreement is not executed, and intend instead to commence involuntary bankruptcy proceedings against the Company. Deutsche Bank has relied upon the foregoing facts and representations in rendering its opinion.

     This opinion is addressed to, and for the use and benefit of, the Board of Directors of the Company and is not a recommendation to the stockholders of the Company to approve, or to tender their shares pursuant to, the Transaction. This opinion is limited to the fairness, from a financial point of view, to the stockholders of the Company of the Consideration, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by the Company to engage in the Transaction.

     Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking and other financial services to the Company or its affiliates for which it has received customary compensation, including serving as lead manager for the Company's 1996 initial public offering, and for a subsequent offering of the Company's equity securities in the same year. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company and VF for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

     Based upon and subject to the foregoing, it is Deutsche Bank's opinion as investment bankers that the Consideration is fair, from a financial point of view, to the stockholders of the Company.

                                          Very truly yours,

                                          DEUTSCHE BANK SECURITIES INC.

                                                                         ANNEX B

DELAWARE LAW

                     SECTION 262 OF THE GENERAL CORPORATION
                          LAW OF THE STATE OF DELAWARE

SECTION 262 -- Appraisal Rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the date next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period of delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 349, L.'96, eff. 7-1-96).

                                                                         ANNEX C

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                 VF CORPORATION

                           SEQUOIA ACQUISITION, INC.

                                      AND

                              THE NORTH FACE, INC.

                                     DATED

                                 APRIL 7, 2000

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
ARTICLE I THE OFFER AND MERGER.............................................   C-1
  Section 1.1  The Offer...................................................   C-1
  Section 1.2  Company Actions.............................................   C-2
  Section 1.3  Directors...................................................   C-3
  Section 1.4  The Merger..................................................   C-4
  Section 1.5  Effective Time..............................................   C-4
  Section 1.6  Closing.....................................................   C-4
  Section 1.7  Directors and Officers of the Surviving Corporation.........   C-4
  Section 1.8  Effects of the Merger.......................................   C-5
  Section 1.9  Stockholders' Meeting.......................................   C-5
  Section
     1.10      Merger Without Meeting of Stockholders......................   C-5
  Section
     1.11      Earliest Consummation.......................................   C-5

ARTICLE II CONVERSION OF SECURITIES........................................   C-5
  Section 2.1  Conversion of Capital Stock.................................   C-5
  Section 2.2  Dissenting Shares...........................................   C-6
  Section 2.3  Surrender of Shares; Stock Transfer Books...................   C-6
  Section 2.4  Company Stock Plans.........................................   C-7
  Section 2.5  Adjustments.................................................   C-8
  Section 2.6  Lost Certificates...........................................   C-8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................   C-8
  Section 3.1  Corporate Existence and Power...............................   C-8
  Section 3.2  Corporate Authorization.....................................   C-9
  Section 3.3  Consents And Approvals; No Violations.......................   C-9
  Section 3.4  Capitalization..............................................  C-10
  Section 3.5  Subsidiaries................................................  C-10
  Section 3.6  SEC Documents...............................................  C-11
  Section 3.7  Financial Statements........................................  C-11
  Section 3.8  Absence Of Undisclosed Liabilities..........................  C-11
  Section 3.9  Information in Proxy Statement and Offer Documents..........  C-11
  Section
     3.10      Absence of Certain Changes..................................  C-11
  Section
     3.11      Taxes.......................................................  C-12
  Section
     3.12      Employee Matters............................................  C-13
  Section
     3.13      Litigation; Compliance With Laws............................  C-14
  Section
     3.14      Labor Matters...............................................  C-15
  Section
     3.15      Certain Contracts and Arrangements..........................  C-15
  Section
     3.16      Environmental Matters.......................................  C-15
  Section
     3.17      Intellectual Property.......................................  C-16
  Section
     3.18      Opinion Of Financial Advisor................................  C-17
  Section
     3.19      Board Recommendation........................................  C-17

                                                                             PAGE
                                                                             ----
  Section
     3.20      Rights Plan; Antitakover Statues............................  C-17
  Section
     3.21      Finders' Fees...............................................  C-17

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER..........  C-18
  Section 4.1  Corporate Existence and Power...............................  C-18
  Section 4.2  Authorization...............................................  C-18
  Section 4.3  Consents And Approvals; No Violations.......................  C-18
  Section 4.4  Information in Proxy Statement..............................  C-19
  Section 4.5  Share Ownership.............................................  C-19
  Section 4.6  Financing...................................................  C-19
  Section 4.7  Finders' Fees...............................................  C-19

ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER...........................  C-19
  Section 5.1  Acquisition Proposals.......................................  C-19
  Section 5.2  Interim Operations of the Company...........................  C-20
  Section 5.3  No Solicitation.............................................  C-20
  Section 5.4  Notices of Certain Events...................................  C-21

ARTICLE VI ADDITIONAL AGREEMENTS...........................................  C-21
  Section 6.1  Proxy Statement.............................................  C-21
  Section 6.2  Meeting of Stockholders of the Company......................  C-21
  Section 6.3  Additional Agreements.......................................  C-21
  Section 6.4  Access; Confidentiality.....................................  C-22
  Section 6.5  Consents and Approvals......................................  C-22
  Section 6.6  Publicity...................................................  C-22
  Section 6.7  Directors' and Officers' Insurance and Indemnification......  C-22
  Section 6.8  Purchaser Compliance........................................  C-23
  Section 6.9  Best Efforts................................................  C-23
  Section
     6.10      Employee Benefits...........................................  C-23
  Section
     6.11      Further Assurances..........................................  C-24

ARTICLE VII CONDITIONS.....................................................  C-24
  Section 7.1  Conditions to Each Party's Obligations to Effect the          C-24
               Merger......................................................

ARTICLE VIII TERMINATION...................................................  C-24
  Section 8.1  Termination.................................................  C-24
  Section 8.2  Effect of Termination.......................................  C-25

ARTICLE IX MISCELLANEOUS...................................................  C-25
  Section 9.1  Amendment and Modification..................................  C-25
  Section 9.2  Non-Survival of Representations and Warranties..............  C-25
  Section 9.3  Expenses....................................................  C-26
  Section 9.4  Notices.....................................................  C-26
  Section 9.5  Interpretation..............................................  C-27
  Section 9.6  Counterparts................................................  C-27

                                                                             PAGE
                                                                             ----
  Section 9.7  Entire Agreement; No Third Party Beneficiaries..............  C-27
  Section 9.8  Severability................................................  C-27
  Section 9.9  Specific Performance........................................  C-28
  Section
     9.10      Governing Law...............................................  C-28
  Section
     9.11      Jurisdiction................................................  C-28
  Section
     9.12      Waiver of Jury Trial........................................  C-28
  Section
     9.13      Assignment..................................................  C-28

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated April 7, 2000, by and among VF Corporation, a Pennsylvania corporation ("Parent"), Sequoia Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and The North Face, Inc., a Delaware corporation (together with its subsidiaries from time to time (except as the context may otherwise require), (the "Company")).

     WHEREAS, the Board of Directors of each of Parent, Purchaser and the Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance thereof, it is proposed that Purchaser make a cash tender offer (the "Offer") to acquire all shares (the "Shares") of the issued and outstanding common stock, par value $0.0025 per share, of the Company (including the associated preferred share purchase rights issued pursuant to the Rights Agreement (as defined in Section 3.20)), for $2.00 per share, net to the seller in cash (such price, or any such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price" and the aggregate being referred to herein as the "Offer Consideration");

     WHEREAS, also in furtherance of such acquisition, the Board of Directors of each of Parent, Purchaser and the Company have each approved the Merger (as defined below) following the Offer in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding Share not owned directly or indirectly by Parent, Purchaser or the Company will be converted into the right to receive an amount equal to the Offer Price in cash; and

     WHEREAS, the Board of Directors of the Company (the "Company Board of Directors") has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and has resolved to recommend that the holders of such Shares accept the Offer and approve this Agreement and each of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                              THE OFFER AND MERGER

     Section 1.1  The Offer.

     (a) Provided that this Agreement shall not have been terminated in accordance with Article VIII hereof and none of the events set forth in Annex A shall have occurred and be existing, as promptly as practicable (but in no event later than the later of (i) ten business days after a public announcement of the execution of this Agreement and (ii) the first business day following the filing by the Company with the United States Securities and Exchange Commission (the "SEC") of its Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1999 (the "1999 10-K")), Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer at the Offer Price. Subject only to the conditions set forth in Annex A hereto, Purchaser shall, and Parent shall cause Purchaser to, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer prior to its expiration date. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") subject to the conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any conditions to the Offer and to make any change in the terms or conditions to the Offer, provided that, except as provided in Section 1.1(d), Purchaser shall not, without the prior consent of the Company, (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) impose conditions to the Offer in addition to those set forth in Annex A, (iv) amend any condition of the Offer set forth in Annex A, or (v) amend or waive satisfaction of the Minimum Condition (as defined in Annex A hereto). Purchaser shall on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment, and pay for, Shares tendered as soon as it is legally permitted to do so under applicable law, subject to Section 1.1(d) (the "Acceptance Date"). Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer.

     (b) As soon as practicable on the date the Offer is commenced, Parent and Purchaser shall file with the SEC a Statement on Schedule TO (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule TO") with respect to the Offer. The Schedule TO will contain (including as an exhibit) or incorporate by reference the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents"). Parent and Purchaser agree that the Offer Documents will comply in all material respects with the provisions of applicable Federal securities laws and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (c) Each of Parent and Purchaser will take all steps necessary to cause the Offer Documents to be filed with the SEC as promptly as practicable after the public announcement of the execution of this Agreement. Each of Parent and Purchaser will promptly correct any information in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Purchaser further will take all steps necessary to cause the Schedule TO or the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as promptly as practicable. The Company and its counsel shall be given the reasonable opportunity to review the Offer Documents, including the initial Schedule TO (as well as all amendments or supplements thereto), before any such document is filed with the SEC. In addition, Parent and Purchaser will provide the Company and its counsel with any comments or other communications, whether written or oral, Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or other communications.

     (d) The Offer shall be made by means of an Offer to Purchase which shall provide for an initial expiration date of twenty (20) business days from the date of commencement (the "Initial Expiration Date"). Parent and Purchaser agree that Purchaser shall not terminate or withdraw the Offer or extend the expiration date of the Offer unless at the expiration date of the Offer the conditions to the Offer shall not have been satisfied or earlier waived; provided that notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer on one occasion following the time that all of the conditions to the Offer have been satisfied as of the scheduled expiration date of the Offer for a period not to exceed five (5) business days, if the number of Shares tendered, together with any Shares beneficially owned by Parent or Purchaser or any other subsidiary of Parent, is less than 90% of the Shares outstanding on the scheduled expiration date of the Offer; provided, further, that if Purchaser elects to extend the Offer as set forth in the immediately preceding proviso, the obligation of Purchaser, and of Parent to cause Purchaser to, accept for payment, purchase and pay for all of the Shares tendered pursuant to the Offer and not withdrawn shall be subject only to the Minimum Condition and the conditions set forth in Sections (a), (b) and (g) of Annex A.

     Section 1.2  Company Actions.

     (a) The Company represents that the Company Board of Directors has (i) unanimously determined that each of the Agreement, the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (ii) duly approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (collectively, the "Transactions"), and such approval is sufficient to render Section 203 of the DGCL inapplicable to this Agreement, and
(iii) subject to the terms and conditions of this Agreement, resolved to recommend that the stockholders of the Company accept the Offer and tender their shares thereunder to Purchaser and approve and adopt this Agreement and the Merger. The Company further represents that Deutsche Bank Securities Inc. ("DB") has delivered to the Company's Board of Directors its written opinion that the consideration to be paid in the Offer and the Merger is fair to the holders of Shares from a financial point of view. The Company will promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer.

     (b) As soon as practicable on the date the Offer is commenced, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments or supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall, subject to Section 5.3 of this Agreement, contain the recommendation referred to in clause (iii) of
Section 1.2(a) hereof. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published or sent to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities laws. The Company shall mail, or cause to be mailed, such Schedule 14D-9 to the stockholders of the Company at the same time the Offer Documents are first mailed to the stockholders of the Company together with such Offer Documents. The Company agrees promptly to correct any information in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given the opportunity to review and comment on the Schedule 14D-9 and any other material to be filed by the Company with the SEC in connection with the Offer before it is filed with the SEC. In addition, the Company agrees to provide Parent, Purchaser and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

     Section 1.3  Directors.

     (a) Subject to compliance with applicable law, promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares which represents a majority of all outstanding Shares on a fully diluted basis, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board of Directors as is equal to the product of (i) the total number of directors on such Board (determined after giving effect to the directors designated by Parent pursuant to this sentence) and (ii) the percentage (expressed as a decimal) that the aggregate number of Shares beneficially owned by Parent bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon the request of Parent promptly secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be elected to the Company Board of Directors and shall take all actions available to the Company to cause Parent's designees to be so elected, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

     (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a) hereof, and shall include in the
Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Purchaser has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under
Section 14(f) and Rule 14f-1 in order to fulfill its obligations under Section 1.3(a). Parent or Purchaser shall supply the Company information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

     (c) In the event that Parent's designees are elected to the Company Board of Directors, subject to the other terms of this Agreement and until the Effective Time, the Company Board of Directors shall have at least two directors who are directors on the date hereof and neither of whom is an officer of the Company nor a designee, stockholder, affiliate or associate (within the meaning of the federal securities laws) of Parent (one or more of such directors, the "Independent Directors"), provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Director shall be entitled to designate persons to fill such vacancies who shall be deemed Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate one person to fill one of the vacancies who shall not be a stockholder, affiliate or associate of Parent or Purchaser and such person shall be deemed to be an Independent Director for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees are elected to the Company Board of Directors, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (a) amend or terminate this Agreement on behalf of the Company, (b) exercise or waive any of the Company's rights, benefits or remedies hereunder, (c) extend the time for performance of Purchaser's obligations hereunder or (d) take any other action by the Company Board of Directors under or in connection with this Agreement.

     Section 1.4 The Merger. In accordance with the applicable provisions of this Agreement and the DGCL, at the Effective Time (as defined in Section 1.5), the Company and Purchaser shall consummate a merger (the "Merger") pursuant to which (a) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this
Section 1.4. Pursuant to the Merger, (x) the Certificate of Incorporation of the Company (the "Certificate of Incorporation") shall be amended in its entirety to read as the Certificate of Incorporation of Purchaser in effect immediately prior to the Effective Time, except that Article I thereof shall read as follows: "The name of the Corporation is THE NORTH FACE, INC." and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation and (y) the Bylaws of Purchaser (the "Bylaws"), as in effect immediately prior to the Effective Time (as hereinafter defined), shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, such Certificate of Incorporation or such Bylaws.

     Section 1.5 Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII hereof, Parent, Purchaser and the Company shall cause to be executed and filed on the Closing Date (as defined in Section 1.6) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware (the "Secretary of State") in the manner required by the DGCL a certificate of merger, and the parties shall take such other and further actions as may be required by law to make the merger effective. The time the Merger becomes effective in accordance with applicable law is hereinafter referred to as the "Effective Time."

     Section 1.6 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII hereof (the "Closing Date"), at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York, unless another date or place is agreed to in writing by the parties hereto.

     Section 1.7 Directors and Officers of the Surviving Corporation. Subject to applicable law, the directors of Purchaser and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws. If, at the Effective Time, a vacancy shall exist on the Company Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

     Section 1.8 Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.9 Stockholders' Meeting. If required by the Certificate of Incorporation and/or applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

          (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as promptly as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement; and otherwise comply with all legal requirements applicable to such meeting. Subject to Section 5.3, the Board of Directors of the Company shall recommend the approval and adoption of the Merger, this Agreement and the transactions contemplated hereby to the Company's stockholders;

          (ii) promptly prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement") and all other proxy materials to be mailed to its stockholders, and (y) to obtain the necessary approvals of the Merger, Agreement and the transactions contemplated hereby by its stockholders; and

          (iii) subject to Section 5.3, include in the Proxy Statement the recommendation of the Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

     (b) Parent will provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement. Parent shall vote, or cause to be voted, all of the Shares then owned by it and Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the approval and adoption of this Agreement

     Section 1.10  Merger Without Meeting of Stockholders.  Notwithstanding
Section 1.9 hereof, in the event that Parent, Purchaser and any other subsidiaries of Parent shall have acquired in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Shares by Purchaser pursuant to the Offer, without a meeting of stockholders of the Company, in accordance with the DGCL.

     Section 1.11 Earliest Consummation. Each party hereto shall use its best efforts to consummate the Merger as soon as practicable.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or holders of any class or series of common stock, par value $1.00 per share, of Purchaser ("Purchaser Common Stock"):

          (a) Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

          (b) All Shares held by the Company as treasury stock or owned by Parent, Purchaser or any other subsidiary of Parent shall be cancelled and retired, and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c) Each issued and outstanding Share immediately before the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares (as hereinafter defined)) shall be cancelled and extinguished and be converted into the right to receive the Offer Price in cash, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.3 hereof.

     Section 2.2 Dissenting Shares. Notwithstanding Section 2.1 hereof, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, then such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

     Section 2.3  Surrender of Shares; Stock Transfer Books.

     (a) Before the consummation of the Merger, (i) Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent for the holders of Shares (the "Paying Agent") for the payment of the Merger Consideration, and (ii) Parent shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of Shares, for payment in accordance with this Article II, through the Paying Agent (the "Payment Fund"), immediately available funds in amounts necessary to make the payments pursuant to the Merger to holders of Shares. The Paying Agent shall invest portions of the Payment Fund as Parent directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody's Investors Services, Inc. and Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment to former holders of Shares entitled thereto as contemplated by this Agreement. Parent shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred as a result of Permitted Investments. If for any reason (including losses) such funds are inadequate to pay the amounts to which holders of Shares shall be entitled under this Agreement, Parent shall in any event be liable for payment thereof. Such funds deposited with the Paying Agent pursuant to this Section 2.3 shall not be used for any purpose except as expressly provided in this Agreement. From time to time at or after the Effective Time, Parent shall take all lawful action necessary to make the appropriate cash payments, if any, to holders of Dissenting Shares. Prior to the Effective Time, Parent shall enter into appropriate commercial arrangements to ensure effectuation of the immediately preceding sentence.

     (b) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected and that the risk of loss of and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as Parent may specify) and (ii) instructions for use in effecting the surrender of Certificates in exchange for payment of the Merger Consideration (together, the "Transmittal Documents"). Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.3. Upon the surrender of Certificates in accordance with the terms and instructions contained in the Transmittal Documents, Purchaser shall cause the Paying Agent to pay the holder of such Certificates in exchange therefor cash in an amount equal to the Merger Consideration multiplied by the number of Shares represented by such Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares held by Purchaser).

     (c) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of any shares of capital stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for cash as provided in this Article II. No interest shall accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented outstanding Shares.

     (d) Promptly following the date which is six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any cash (including any interest received with respect thereto), Certificates and other documents in its possession relating to the transactions contemplated hereby, which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

     (e) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.3(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent, upon demand.

     (f) The Merger Consideration paid in the Merger shall be net to the holder of Shares in cash, subject to reduction only for any applicable Federal, state, local or foreign withholding taxes or, as set forth in Section 2.3(b), stock transfer taxes payable by such holder.

     Section 2.4  Company Stock Plans.

     (a) Immediately after the Acceptance Date, each holder of a then outstanding option under any employee stock option or compensation plan or arrangement (the "Options"), whether or not then exercisable or fully vested, and each holder of the warrants to purchase an aggregate of 202,597 Shares issued to certain parties (collectively, the "Warrants"), shall, in settlement thereof, receive for each Share subject to such

Option, or Warrant, an amount (net of any applicable withholding tax) in cash equal to the difference between the Offer Price and the per Share exercise price of such Option, or Warrant, to the extent the Offer Price is greater than the per Share exercise price of such Option or Warrant (such excess amount with respect to Options being hereinafter referred to as the "Option Consideration," and such amount with respect to the Warrants being hereinafter referred to as the "Warrant Consideration"); provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Prior to the Acceptance Date, the Company shall use its reasonable efforts to obtain all necessary consents or releases from holders of Options and holders of Warrants, and take any such other action as may be reasonably necessary to give effect to the transactions contemplated by this Section 2.4 (except for such action that may require the approval of the Company's stockholders) and to otherwise cause each Option, and each Warrant, to be surrendered to the Company and cancelled at the Acceptance Date. The surrender of an Option, or Warrant, to the Company shall be deemed a release of any and all rights the holder had or may have had in such Option or Warrant, other than the right to receive the Option Consideration or Warrant Consideration. Parent shall provide the Company with sufficient funds to make the payments required by this Section 2.4.

     (b) Notwithstanding anything in this Agreement to the contrary, a vote of a majority of the Independent Directors shall be required to amend this Section
2.4 in any manner adverse to the holders of Options or Warrants described herein.

     Section 2.5 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, but excluding the issuance of Shares upon exercise of currently outstanding Options or Warrants in accordance with their terms, the cash payable pursuant to the Offer, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

     Section 2.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Purchaser, subject to such exceptions as are specifically disclosed in writing in the disclosure letter supplied by the Company to Parent, which disclosure shall provide an exception to or otherwise qualify only the representations or warranties of Company specifically referred to in such disclosure, and such other representations and warranties to which such disclosure manifestly appears to be applicable (the "Company Disclosure Schedule"), as follows:

     Section 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals (collectively, "Licenses") required to carry on its business as now conducted except for failures to have any such License which would not, in the aggregate, have a Company Material Adverse Effect (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have a Company Material Adverse Effect. As used herein, the term "Company Material Adverse Effect" means a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries (as defined in Section 3.5 hereof), taken as a whole, provided, however, that in no event shall any effect that results from
(a) changes affecting the retail industry generally, (b) changes affecting the United States economy generally, or (c) a so-called "going concern" qualification in respect of the Company's financial statements for the year ended December 31, 1999 or the absence of liquidity or capital resources giving rise thereto or the adverse effect on the Company's relations with customers, suppliers and others proximately resulting therefrom constitute a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the Certificate of Incorporation and the Bylaws of the Company as currently in effect.

     Section 3.2 Corporate Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been approved, by the Board of Directors of the Company and no other corporate proceedings on the part of the Company, other than with respect to the Merger, the approval and adoption of the Merger and this Agreement by the Company's stockholders to the extent required by the Certificate of Incorporation and by applicable law, are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by Parent and Purchaser, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

     Section 3.3  Consents And Approvals; No Violations

     (a) None of the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any applicable law or any provision of the Certificate of Incorporation or the Bylaws of the Company; (ii) require any consent or other action by any Person under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries (as defined in Section 3.5 hereof) is a party or by which any of them or any of their assets may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any applicable law or any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which the Company or any of its Subsidiaries (as defined in Section 3.5 hereof) is subject, excluding from the foregoing clauses
(ii) and (iii) such requirements, defaults, breaches, rights or violations (A) that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not have a material adverse effect on the ability of the Company to perform its obligations hereunder or (B) that become applicable as a result of the business or activities in which Parent or Purchaser or any of their respective affiliates is or proposes to be engaged or any acts or omissions by, or facts specifically pertaining to, Parent or Purchaser.

     (b) No filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, multinational (including, but not limited to, the European Community), provincial, municipal, domestic or foreign (each, a "Governmental Entity") is required in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby, except (i) the filing of an agreement of merger together with an officer's certificate of the Company and Purchaser in accordance with the DGCL; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), or any foreign laws regulating competition, antitrust, investment or exchange controls; (iii) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"); (iv) compliance with any applicable requirements of state blue sky or takeover laws and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not have a material adverse effect on the ability of the Company to perform its obligations hereunder or (B) that become applicable as a result of the business or activities in which Parent or Purchaser or any of their respective affiliates is or proposes to be engaged or any acts or omissions by, or facts specifically pertaining to, Parent or Purchaser.

     Section 3.4 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock. As of March 9, 2000, there were 12,751,896 shares of Common Stock issued and outstanding. All shares of capital stock of the Company have been, and all Shares that may be issued pursuant to the Option Plans (as defined below) will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. The Company has no shares of its capital stock reserved for issuance, except for shares reserved for issuance pursuant to Options issued under the Company's 1994 Stock Incentive Plan, 1995 Stock Incentive Plan, 1996 Stock Incentive Plan, 1996 Directors' Stock Option Plan and 1998 Nonstatutory Stock Option Plan (the "Option Plans"), which Options as of the date of this Agreement cover the number of shares, and have the vesting dates and exercise prices, as set forth in
Section 3.4 of the Company Disclosure Schedule, 202,597 shares reserved for issuance pursuant to outstanding Warrants and 87,706 shares reserved for issuance pursuant to the Company's Employee Stock Purchase Program. Except as set forth in Section 3.4 of the Company Disclosure Schedule, there are no pre-emptive rights or outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any of the Company's Subsidiaries (as defined in Section 3.5). After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of the Company's capital stock or capital stock of the Surviving Corporation (except as contemplated by Section 2.4 hereof). Except as set forth in this Section 3.4 and for changes since March 9, 2000, resulting from the exercise of employee stock options outstanding on such date and the issuance of up to 87,706 shares pursuant to the Company's Employee Stock Purchase Program, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or
(iii) options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company's capital stock. No Subsidiary of the Company owns any capital stock or other voting securities of the Company.

     Section 3.5  Subsidiaries.

     (a) Each Subsidiary of the Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all corporate powers and all Licenses required to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for failures of this representation and warranty to be true which would not, in the aggregate, have a Company Material Adverse Effect. For purposes of this Agreement, "Subsidiary" means with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, more than 50% of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. All Subsidiaries and their respective jurisdictions of incorporation are identified in Section 3.5 of the Company Disclosure Schedule.

     (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any lien, security interest or other encumbrance (a "Lien") and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), except for the security interest of the banks under the Company's loan agreement referred to in Section 3.21 of the Company Disclosure Schedule (the "Loan Agreement").

     Section 3.6 SEC Documents. Except for the 1999 10-K, which has not yet been filed, the Company has filed all required reports, proxy statements, registration statements, forms and other documents with the SEC since December 31, 1997 (the "Company SEC Documents"). As of their respective dates, and giving effect to any amendments thereto or restatements thereof, (a) the Company SEC Documents complied, and, at the time the 1999 10-K is filed, the 1999 10-K will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (b) none of the Company SEC Documents contained, and, at the time the 1999 10-K is filed, the 1999 10-K will not contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were (or, in the case of the 1999 10-K, will be) made, not misleading.

     Section 3.7 Financial Statements. The financial statements of the Company (including, in each case, any notes and schedules thereto) included in the Company SEC Documents giving effect to any amendment thereto or restatements thereof (a) were prepared from the books and records of the Company and its Subsidiaries, (b) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (c) are in conformity with United States generally accepted accounting principles ("GAAP"), applied on a consistent basis (except in the case of unaudited statements, as permitted by Form 10-Q as filed with the SEC under the Exchange Act) during the periods involved and (d) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which were not and are not expected to be, individually or in the aggregate, material in amount).

     Section 3.8 Absence Of Undisclosed Liabilities. Except as set forth in the Company SEC Documents or in Sections 3.12, 3.13, 3.15 or 3.21 of the Company Disclosure Schedule, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practices since the date of the most recent consolidated balance sheet included in the Company SEC Documents, except for those that could not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) and there is no existing condition, situation, or set of circumstances that could reasonably be expected to result in such a liability.

     Section 3.9  Information in Proxy Statement and Offer Documents

     (a) The Proxy Statement, if any (or any amendment thereof or supplement thereto), at the date mailed to Company shareholders and at the time of the meeting of the Company shareholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Purchaser expressly for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     (b) The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent specifically for use in the Offer Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     Section 3.10  Absence of Certain Changes.  Except as set forth in Section
3.10 of the Company Disclosure Schedule, since December 31, 1999, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices. Since December 31, 1999, there has not occurred (i) any event, change or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having, or which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or any of its Subsidiaries or any repurchase, redemption or other acquisition by the Company or its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries; (iii) any change in accounting principles or methods, except insofar as may be required by a change in GAAP; (iv) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries; (v) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business or in accordance with the Loan Agreement; (vi) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices or in accordance with the Loan Agreement; (vii) any making of any loan, advance or capital contributions to or investment in any entity, other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices; (viii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ix) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taking as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices, those contemplated by the Agreement and the amendment to the Loan Agreement referred to in Section 3.21 of the Company Disclosure Schedule; (x) any (1) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (2) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (3) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (4) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries, or (5) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its subsidiaries, other than in the ordinary course of business consistent with past practices; or (xi) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at December 31, 1999, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

     Section 3.11  Taxes.

     (a) Except as set forth in Section 3.11 of the Company Disclosure Schedule,
(1) all federal, state, local and foreign Tax Returns (as defined below) required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is a member (a "Company Group") have been timely filed, and all returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Company Material Adverse Effect; (2) all Taxes (as defined below) due and owing by the Company, any Subsidiary of the Company or any Company Group have been paid, or adequately reserved for in accordance with GAAP, (3) there is no presently pending or, to the knowledge of the Company, contemplated or scheduled material claim, audit, examination, deficiency, refund litigation, proposed adjustment or matter (each a "Tax Issue") in controversy with respect to any Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group, nor has the Company or any Subsidiary of the Company filed any waiver of the statute of limitations applicable to the assessment or collection of any

Tax; (4) all assessments for Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group with respect to completed and settled examinations or concluded litigation have been paid; (5) neither the Company nor any Subsidiary of the Company is a party to any tax indemnity agreement, tax sharing agreement or other agreement under which the Company or any Subsidiary of the Company could become liable to another person as a result of the imposition of a Tax upon any person, or the assessment or collection of such a Tax; and (6) the Company and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes.

     (b) For purposes of this Agreement, (i) "Taxes" means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes, duties or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such taxes and (ii) "Tax Return" means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

     Section 3.12  Employee Matters.

     (a) Except for any plan, fund, program, agreement or arrangement that is subject to the laws of any jurisdiction outside the United States, Schedule 3.12(a) of the Company Disclosure Schedule contains a true and complete list of each material deferred compensation, incentive compensation, and equity compensation plan; material "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); material "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each material employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is in writing and sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (each, an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee, consultant, director or former employee, consultant or director of the Company or any Subsidiary of the Company. The plans, funds, programs, agreements and arrangements listed on Schedule 3.12(a) of the Company Disclosure Schedule are referred to herein collectively as the "Plans."

     (b) With respect to each Plan, the Company has heretofore delivered or made available to Parent true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, the most recent reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code.

     (c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Plan subject to Title IV of ERISA.

     (d) No Plan is a "multiemployer plan," as defined in Section 3(37) of ERISA, nor is any Plan a plan described in Section 4063(a) of ERISA.

     (e) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

     (f) Each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or in the case of such a Plan for which a favorable determination letter has not yet been received, the applicable remedial amendment period under Section 401(b) of the Code has not expired and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code.

     (g) Except as set forth in Section 3.12(g) of the Company Disclosure Schedule, no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary), dependant or other covered person.

     (h) There are no pending, or to the knowledge of the Company, threatened or anticipated, claims that would reasonably be expected to have a Company Material Adverse Effect by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

     (i) Except as set forth in Section 3.12 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, other than payments, accelerations or increases (x) under employee benefit plans that are subject to the laws of a jurisdiction outside of the United States and are listed on Section 3.12(i) of the Company Disclosure Schedule or (y) mandated by applicable law.

     (j) No amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

     (k) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, a Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

     (l) To the knowledge of the Company, all employee benefit plans that are subject to the laws of any jurisdiction outside the United States have been maintained in substantial compliance with their terms and are in material compliance with such applicable laws, including relevant Tax laws, and the requirements of any trust deed under which they were established, except for such exceptions to the foregoing which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Section 3.12(l) of the Company Disclosure Schedule lists all material employee pension benefit plans that are subject to the laws of any jurisdiction outside the United States except for such plans that are governmental or statutory plans.

     (m) Section 3.12(m) of the Company Disclosure Schedule lists each agreement, arrangement, understanding or contract (a "Severance Contract") that provides for severance, termination of employment, retention or other special transaction bonus or similar benefit, or other similar benefits, to any employee or former employee of the Company ("Severance Benefits") and identifies the Severance Benefits thereunder (it being understood that the omission from Schedule 3.12(m) of the Company Disclosure Schedule of Severance Contracts under which the aggregate amount of Severance Benefits is less than $100,000 shall not be deemed a misrepresentation). No Severance Contract listed in such Section 3.12(m) entitles any such employee or former employee to receive any such benefit if the individual's employment is terminated for "cause" or if the individual otherwise commits (by action or omission) an act constituting "cause".

     Section 3.13  Litigation; Compliance With Laws.

     (a) Except as set forth in the Company SEC Documents, in Section 3.13 of the Company Disclosure Schedule or as otherwise covered by insurance, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against, the Company, any Subsidiary of the Company, any present or former officer, director or employee of the Company or any Subsidiary or any other person for whom the Company may be liable or any of their respective properties before any court or arbitrator or any Governmental Entity which would reasonably be expected to have a Company Material Adverse Effect.

     (b) The Company and its Subsidiaries are and, since January 1, 1998, have been in compliance with, and to the knowledge of the Company are not under investigation with respect to and have not been threatened to be charged with or been given notice of any violation of, any applicable laws, ordinances, rules, orders and regulations of any federal, state, local or foreign governmental authority applicable to their respective businesses and operations, except for such violations, if any, which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All governmental approvals, permits and Licenses required to conduct the business of the Company and its Subsidiaries have been obtained, are in full force and effect and are being complied with except for such violations and failures to have Licenses in full force and effect, if any, which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

     Section 3.14  Labor Matters.

     (a) The Company and its Subsidiaries are in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Company Material Adverse Effect. The Company is in compliance with, and is performing in all material respects all its obligations under, the Conciliation Agreement between the U.S. department of Labor/ESA, Office of Federal Contract Compliance Programs and the Company.

     (b) As of the date of this Agreement (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of the Company, threatened against the Company; (ii) to the knowledge of the Company, no union organizing campaign with respect to the Company's employees is underway; (iii) there is no unfair labor practice charge or complaint against the Company pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (iv) there is no written grievance pending relating to any collective bargaining agreement or other grievance procedure; (v) to the knowledge of the Company, no charges with respect to or relating to the Company are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; and (vi) there are no collective bargaining agreements with any union covering employees of the Company, except for such exceptions to the foregoing clauses (i) through (v) which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     Section 3.15  Certain Contracts and Arrangements.  Except as set forth in
Section 3.15 of the Company Disclosure Schedule, each contract or agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such contract or agreement, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     Section 3.16  Environmental Matters.

     (a) (i) "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence or release of any Hazardous Materials at any location, currently or formerly leased, owned or operated by the Company or any of its Subsidiaries or (B) any matters relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law (as defined hereafter).

     (ii) "Environmental Laws" means all federal, state, local and foreign laws (including, without limitation, common law) and any regulations, treaty, permit or governmental restriction, or any agreement with any governmental authority, relating to pollution or protection of the environment, including, without limitation, laws relating to releases or threatened releases of pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

     (iii) "Hazardous Materials" means all substances defined as hazardous materials, hazardous wastes, hazardous substances, oils, pollutants or contaminants or other chemical substances in, or regulated as such under, any Environmental Law.

     (b)(i) The Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failures to be in compliance would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company or any of its Subsidiaries is not in such compliance or may have liability under any Environmental Law, except where failures to be in compliance or such liability would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (ii) There is no Environmental Claim pending or threatened against the Company or any of its Subsidiaries that could result in any environmental liability that would, in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

     (iii) There are no present or past actions, activities, circumstances, conditions, events or incidents that could result in any environmental liability that would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

     (c) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the company or any Subsidiary has knowledge in relation to the current or prior business of the Company or any Subsidiary or any property or facility currently or formerly owned, leased or operated by the Company or any Subsidiary which has not been delivered to Purchaser at least five days prior to the date hereof.

     (d) Neither the Company nor any subsidiary owns, leases or operates any real property, or conducts any operations, in New Jersey or Connecticut.

     (e) For purposes of this Section 3.16, "Company" and "Subsidiary" shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary.

     Section 3.17  Intellectual Property.

     (a) The Company and its Subsidiaries own or have the right to use all material Intellectual Property (as defined hereafter) reasonably necessary for the Company and its Subsidiaries to conduct their business as it is currently conducted. Schedule 3.17(a) of the Company Disclosure Schedule contains a complete and accurate list of all patent applications and issued patents; and all registrations for trademarks, service marks and trade names, copyrights, domain names and trade dress used or held for use by the Company or any of its Subsidiaries in the conduct of their business specifying as to each such item, as applicable: (i) the owner or owners of the item, (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective registration or application number of the item and (iv) the date of application and registration of the item. Section 3.17(b) of the Company Disclosure Schedule contains a complete and accurate list of all material agreements to which the Company or any Subsidiary is a party that provides for the license or sublicense of Intellectual Property.

     (b)(i) All of the registrations relating to material Intellectual Property owned by the Company and its Subsidiaries are valid, subsisting and unexpired, free of all liens or encumbrances (other than pursuant to the Loan Agreement), and have not been abandoned; (ii) to the knowledge of the Company, the Company does not infringe the intellectual property rights of any third party in any respect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) no judgment, decree, injunction, rule or order has been rendered by Governmental Entity which would limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to, any Intellectual Property owned by the Company in any respect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iv) the Company has not received notice of any pending or threatened suit, action or adversarial proceeding that seeks to limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to, any Intellectual Property, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) For purposes of this Agreement "Intellectual Property" shall mean all rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property, including without limitation all (x) (1) proprietary inventions, discoveries, processes, formulae, patterns, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements to any of the foregoing and proprietary know-how relating thereto, whether or not patented or eligible for patent protection; (2) copyrights and copyrightable works; (3) trademarks, service marks, trade names, domain names and trade dress, the goodwill of any business symbolized thereby, and all common law rights relating thereto; (4) trade secrets and other confidential information; (y) all registrations, applications and recordings for any of the foregoing and (z) licenses or other similar agreements granting to the Company or any of its Subsidiaries the rights to use any of the foregoing.

     Section 3.18 Opinion Of Financial Advisor. The Company has received the opinion of DB to the effect that, as of the date hereof, the consideration to be received by the holders of Shares is fair from a financial point of view to such holders.

     Section 3.19 Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has approved this Agreement and (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together are fair to and in the best interests of the stockholders of the Company; and (ii) resolved to recommend that the stockholders of the Company tender their Shares into the Offer, adopt this Agreement and approve the Merger.

     Section 3.20 Rights Plan; Antitakover Statues. The Board of Directors of the Company has approved and adopted an amendment to the Preferred Shares Rights Agreement between the Company and American Stock Transfer and Trust Co., dated as of July 6, 1998 (the "Rights Agreement") which provides that neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated by this Agreement shall cause Parent or Purchaser to be deemed to be "Acquiring Persons" within the meaning of the Rights Agreement and the Company has taken all other action necessary to render the rights issued pursuant to the Rights Agreement inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby. The Company has taken all action necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby from the provisions of Section 203 of DGCL, and, accordingly, no such Section nor other antitakeover or similar statute or regulation applies or purports to apply to any such transaction. No other "control share acquisition," "fair price," "moratorium" or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

     Section 3.21 Finders' Fees. Except for DB, whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Subsidiary of the Company that would be entitled to any fee or commission from the Company, any Subsidiary of the Company, Parent or any of Parent's affiliates upon consummation of the transactions contemplated by this Agreement.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     Parent and Purchaser, jointly and severally, represent and warrant to the Company subject to such exceptions as are specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Parent to Company, which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Parent specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties (the "Parent Disclosure Schedule"), as follows:

     Section 4.1 Corporate Existence and Power. Each of Parent and Purchaser is a corporation duly incorporated (or other entity duly organized), validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate or other power, as the case may be, and all Licenses required to carry on its business as now conducted except for failures to have any such License which would not, in the aggregate, have a Parent Material Adverse Effect (as defined below). Each of Parent and Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have a Parent Material Adverse Effect. As used herein, the term "Parent Material Adverse Effect" means a material adverse effect on the financial condition, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, provided, however, that in no event shall any effect that results from (a) changes affecting the retail industry generally or
(b) changes affecting the United States economy generally, constitute a Parent Material Adverse Effect.

     Section 4.2 Authorization. Each of Parent and Purchaser has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by the Boards of Directors of Parent and Purchaser, by Parent as the sole stockholder of Purchaser, this Agreement has been approved by the Board of Directors of Purchaser, and no other proceedings on the part of Parent or Purchaser are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Purchaser and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

     Section 4.3  Consents And Approvals; No Violations.

     (a) Neither the execution and delivery of this Agreement nor the performance by each of Parent and Purchaser of its obligations hereunder will
(i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws (or other governing or organizational documents) of Parent or Purchaser, as the case may be, or (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which any of Parent or Purchaser is a party or by which any of them or any of the respective assets used or held for use by any of them may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which either Parent or Purchaser is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations (A) that would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to have a material adverse effect on the ability of either Parent or Purchaser to consummate the transactions contemplated hereby or (B) that become applicable as a result of any acts or omissions by, or facts specifically pertaining to, the Company.

     (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by each of Parent and Purchaser or the performance by any of them of their respective obligations hereunder, except
(i) the filing of an agreement of merger together with an officer's certificate of the Company and Purchaser in accordance with the DGCL; (ii) compliance with any applicable requirements of the HSR Act or any foreign laws regulating competition, antitrust, investment or exchange controls; (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act; (iv) compliance with any applicable requirements of state blue sky or takeover laws; and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings, the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and would not have a material adverse effect on the ability of either Parent or Purchaser to perform their respective obligations hereunder or that become applicable as a result of any acts or omissions by, or facts specifically pertaining to, the Company.

     Section 4.4 Information in Proxy Statement. None of the information supplied by Parent or Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to shareholders and at the time of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

     Section 4.5 Share Ownership. Neither Parent nor Purchaser beneficially owns any shares of capital stock of the Company.

     Section 4.6 Financing. Parent has, or will have prior to the expiration of the Offer, sufficient funds to consummate the transactions contemplated by this Agreement, including payment in full for all Shares validly tendered into the Offer or outstanding at the Effective Time.

     Section 4.7 Finders' Fees. Except for Salomon Smith Barney Inc., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that might be entitled to any fee or commission in connection with or upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Purchaser.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

     Section 5.1 Acquisition Proposals. The Company will notify Purchaser promptly (but in no event later than 24 hours) if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its executive officers, directors, investment bankers, attorneys, accountants or other agents, in each case in connection with any Acquisition Proposal (as defined below). The Company shall provide such notice orally and in writing and, subject to the Company's directors' performance of their fiduciary duties, shall identify the person or entity making, and the terms and conditions of, any such Acquisition Proposal, indication or request. Subject to the Company's directors' performance of their fiduciary duties, the Company shall keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. As used in this Agreement, "Acquisition Proposal" shall mean any tender or exchange offer involving the Company, any proposal for a merger, consolidation or other business combination involving the Company, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, the Company or any material Subsidiary (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale), any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or any material Subsidiary or any proposal or offer with respect to
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

any other transaction similar to any of the foregoing with respect to the Company other than pursuant to the transactions to be effected pursuant to this Agreement.

     Section 5.2 Interim Operations of the Company. From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their businesses in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

          (a) The Company will not adopt or propose any change to its certificate of incorporation or bylaws;

          (b) The Company will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;

          (c) The Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material subsidiary or material amount of assets, securities or property (including, without limitation, the stock or assets of La Sportiva USA, Inc.) except pursuant to existing contracts or commitments and in the ordinary course consistent with past practice;

          (d) The Company will not, and will not permit any of its Subsidiaries to, knowingly take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time; and

          (e) The Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     Section 5.3  No Solicitation.

     (a) Except as provided in Section 5.3(b) below, the Company, from the date of this Agreement until the earlier of termination of this Agreement or the Acceptance Date, will not nor shall it authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants and other agents to directly or indirectly (i) initiate, solicit or knowingly encourage, or knowingly take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal,
(ii) enter into any agreement with respect to any Acquisition Proposal, (iii) in the event of an unsolicited Acquisition Proposal for the Company, engage in negotiations or discussions with, or provide any information or data to, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any person or entity (other than Parent, any of its affiliates or representatives) relating to any Acquisition Proposal or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; provided, however, that nothing contained in this Section 5.3 or any other provision hereof shall prohibit the Company or the Company Board of Directors from (i) taking and disclosing to the Company's stockholders its position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board of Directors is necessary for the Company Board of Directors to comply with its fiduciary duties to the Company's stockholders under applicable law.

     (b) Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any person or entity pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, dated January 20, 2000, entered into between Parent and the Company (the "Confidentiality Agreement") and may negotiate and participate in discussions and negotiations with such person or entity concerning an Acquisition Proposal if (x) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Company relating to any such transaction which the Board of Directors determines in good faith, after receiving advice from a nationally recognized investment banking firm and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all the Company's stockholders than as provided hereunder and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Company and (y) in the opinion of the Company Board of Directors, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable law (an Acquisition Proposal which satisfies clauses (x) and (y) being referred to herein as a "Superior Proposal"). The Company shall promptly, and in any event within 24 hours following receipt of a Superior Proposal, notify Parent of the receipt of the same and prior to entering into a confidentiality agreement with such person or entity.

     (c) Except as set forth herein, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by such Board of Directors or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares in the Offer, the Board of Directors of the Company may (subject to the terms of this Agreement) withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, in each case, in connection with a Superior Proposal, or approve or recommend a Superior Proposal.

     Section 5.4 Notices of Certain Events. The Company shall promptly notify Parent of:

          (a) any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12, 3.13 or 3.20, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     Section 6.1 Proxy Statement. As promptly as practicable after the consummation of the Offer and if required by the Exchange Act, the Company shall prepare and file with the SEC, and shall use its best efforts to respond promptly to any comments made by the SEC, and promptly thereafter shall mail to stockholders, the Proxy Statement. In such event, the Proxy Statement shall contain the recommendation of the Board of Directors in favor of the Merger.

     Section 6.2 Meeting of Stockholders of the Company. At the Special Meeting, if any, the Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Purchaser, advisable to secure any vote or consent of stockholders required by the DGCL to effect the Merger. Parent and Purchaser agree that each shall vote, or cause to be voted, in favor of the Merger all Shares directly or indirectly beneficially owned by it.

     Section 6.3 Additional Agreements. Each of the parties hereto agrees to use its best efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

     Section 6.4 Access; Confidentiality. From the date hereof to the Effective Time, upon reasonable notice and subject to the terms of the Confidentiality Agreement, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, reasonable access, during normal business hours during the period prior to the Acceptance Date, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its subsidiaries to), subject to any limitations imposed by law with respect to records of employees, furnish promptly to the Parent upon Parent's request (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and
(b) all other information concerning its business, properties and personnel as Parent may reasonably request. The Company shall instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. No information or knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

     Section 6.5 Consents and Approvals. Each of Parent, Purchaser and the Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the Transactions (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and, subject to such confidentiality agreements as may be reasonably necessary or requested, furnish information to each other or their counsel in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with this Agreement and the Transactions.

          (a) Each of the Company, Purchaser and Parent shall take all reasonable actions (including cooperating with each other) necessary to file as soon as practicable notifications under the HSR Act, or under comparable merger notification laws of non-U.S. jurisdictions and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice or the authorities of such other jurisdiction for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters.

     Section 6.6 Publicity. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any release or statement that may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     Section 6.7  Directors' and Officers' Insurance and
Indemnification. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

          (a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an "Indemnified Person") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the DGCL or any other applicable laws or as provided under the certificate of incorporation and bylaws in effect on the date hereof, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

          (b) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that, in satisfying its obligation under this Section 6.7(b), the Surviving Corporation shall not be obligated to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount Company has disclosed to Parent prior to the date hereof.
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

          (c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.7.

          (d) The rights of each Indemnified Person under this Section 6.7 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under the DGCL or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger for the periods set forth above and are intended to benefit, and shall be enforceable by, each Indemnified Person.

     Section 6.8 Purchaser Compliance. Parent shall cause Purchaser to comply with all of its obligations under this Agreement.

     Section 6.9  Best Efforts.

     (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and the Company, agree to use their respective best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary and appropriate, under any applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable including, but not limited to (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, and (ii) the satisfaction of the other parties' conditions to Closing. In addition, no party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to the acceptance for payment, and payment for, the Shares in the Offer or the Closing.

     (b) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to and subject to such confidentiality agreements as may be reasonably necessary or requested, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement unless otherwise prohibited by law. If any party hereto or affiliate thereof receives a request for additional information or documentary material from any such Government Entity with respect to the transactions contemplated by this Agreement then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent that transfers of permits or Environmental Permits are required as a result of execution of this Agreement or consummation of the transactions contemplated hereby, the Company shall use its commercially reasonable efforts to effect such transfers.

     (c) Notwithstanding anything else contained herein, the provisions of Sections 6.3 and 6.5 and this Section 6.9 shall not be construed to require any party to undertake any particular efforts or to take any particular action if the result thereof would give rise to one of the events or conditions set forth in Section (a) of Annex A.

     Section 6.10  Employee Benefits.

     (a) Parent agrees that the Company will honor and, on and after the Effective Time, Parent will cause the Surviving Corporation to honor all employment, benefit, severance, termination, consulting and retirement agreements to which the Company or any of its subsidiaries presently is a party, including the Plans.

     (b) Parent shall cause the Surviving Corporation to take such actions as are necessary so that, until December 31, 2000, employees of the Company and its subsidiaries during such period will be provided such employee benefit plans and programs (other than incentive compensation or similar programs) as will provide benefits which in the aggregate are not materially less favorable than those provided to such employees as of the date hereof under the Plans.

     (c) Nothing in this Section 6.10 will be or be deemed to be for the benefit of, or enforceable by, any person who is not a party hereto, including, without limitation, any employee of the Company, the Surviving Corporation or any of their respective subsidiaries or shall be deemed to limit the Surviving Corporation's or its subsidiaries' ability to modify or eliminate any Plan.

     Section 6.11 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Purchaser, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Purchaser, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                  ARTICLE VII

                                   CONDITIONS

     Section 7.1  Conditions to Each Party's Obligations to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Purchaser and the Company, as the case may be, to the extent permitted by applicable law:

          (a) Stockholder Approval. If required by the DGCL, this Agreement shall have been approved and adopted by the Company's stockholders in accordance with such law; provided, however, that Parent and Purchaser shall vote all Shares purchased in the Offer in favor of such approval;

          (b) Statutes; Court Orders. No statute, rule, regulation, judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

          (c) Purchase of Shares in Offer. Purchaser shall have purchased, or caused to be purchased, the Shares pursuant to the Offer; provided, that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer or of this Agreement.

                                  ARTICLE VIII

                                  TERMINATION

     Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time before the Effective Time, whether before or after stockholder approval thereof (provided, however, that if Shares are purchased pursuant to the Offer, Parent may not in any event terminate this Agreement):

          (a) By mutual written consent of Parent and the Company; or

          (b) By Parent or the Company if, without any material breach by such terminating party of its obligations under this Agreement, the purchase of Shares pursuant to the Offer shall not have occurred on or before June 15, 2000; or

          (c) By either Parent or the Company if there shall be any law or regulation that makes acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited or a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such judgment, injunction, order or decree shall have become final and nonappealable; or

          (d) By the Company, but only prior to the Acceptance Date, if it shall have received a Superior Proposal which the Board of Directors has determined is more favorable to the stockholders of the Company than the transactions contemplated hereby in the manner permitted by, and in compliance with, Section 5.3, provided that the Company shall have paid any amounts due pursuant to Section 9.3 in accordance with the terms, and at the times, specified therein, and provided, further, that, unless the Company's Board of Directors is advised by its principal, independent legal advisor that it would be in contravention of the performance of the directors' fiduciary duties to do so, (i) the Company notifies Parent, in writing and at least 72 hours prior to such termination, promptly of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal of the nature described in Section 5.3(b), attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (ii) Parent does not make, within 72 hours of receipt of such written notification, an offer that is at least as favorable to the shareholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such 72-hour period;

          (e) By Parent, but only prior to the Acceptance Date, if (i) the Company Board of Directors shall have withdrawn, modified, or changed in any adverse respect its recommendation of this Agreement, the Merger and the transactions contemplated hereby, (ii) the Company Board of Directors shall have recommended to its stockholders a Superior Proposal, or (iii) resolved to do any of the foregoing, provided that in no way shall such termination release the Company from its obligation to pay any amounts due pursuant to Section 9.3 in accordance with the terms, and at the times, specified therein; or

          (f) By Parent, if the 1999 10-K shall not have been filed on or prior to May 1, 2000.

     Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1 hereof, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made (unless the Agreement is terminated pursuant to Section 8.1(a)), and this Agreement shall forthwith become null and void and there shall be no liability on the part of any party or its directors, officers or shareholders, except for the provisions of this Section 8.2 and
Section 9.3 hereof; provided, however, that nothing in this Section 8.2 shall relieve any party to this Agreement of liability for any willful or intentional breach of this Agreement.

                                   ARTICLE IX

                                 MISCELLANEOUS

     Section 9.1 Amendment and Modification. Subject to applicable law and except as otherwise provided in the Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors or equivalent governing bodies, but, after the purchase of Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration and, after the approval of this Agreement by the stockholders, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the acceptance for payment, and payment for, the Shares by Purchaser pursuant to the Offer.

     Section 9.3  Expenses.

     (a) Except as expressly set forth in Section 9.3(b) below, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

     (b) If a Payment Event occurs, then the Company shall pay Parent (by wire transfer of immediately available funds), if, pursuant to clause (x) of the definition of Payment Event below, simultaneously with the occurrence of such Payment Event or, if pursuant to clause (y) of the definition of Payment Event below, within two Business Days following such Payment Event a fee equal to $5 million. Upon such termination, the Company shall also reimburse Parent and its Affiliates (by wire transfer of immediately available funds), no later than two Business Days after such termination, for 100% of their Expenses (as defined in clause (c) below). "Payment Event" means (x) the termination of this Agreement pursuant to Sections 8.1(d) or (e), or (y) if any Acquisition Proposal has been made prior to the expiration or termination of the Offer, the occurrence of any of the following events (in the case of clauses (i), (ii) and (iii) below, whether or not the Third Party referred to therein was the person or entity making the Acquisition Proposal) within 12 months of the termination of this Agreement pursuant to Section 8.1(b) whereby stockholders of the Company receive, pursuant to any such event, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its Subsidiaries otherwise held by such stockholders after such event, in excess of $2.00 per Share: (i) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a person or entity which is not an Affiliate of Parent or Purchaser (a "Third Party"); (ii) a Third Party, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (iii) a Third Party, directly or indirectly, acquires more than 50% of the outstanding Shares; or (iv) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Shares or an extraordinary dividend relating to more than 50% of the outstanding Shares or 50% of the assets of the Company and its Subsidiaries, taken as a whole.

     (c) As used herein, the term "Expenses" shall mean all of Parent's, Purchaser's and their affiliates' reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, experts, investment bankers, financial and other consultants to Parent, Purchaser and their affiliates) incurred by them or on their behalf in connection with the transactions contemplated by this Agreement, including, but not limited to, in connection with the negotiation, preparation, execution and performance of this Agreement and the Parent's due diligence investigation of the Company.

     (d) The Company acknowledges that the agreements contained in this Section
9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Purchaser would not enter into this Agreement. Accordingly, if the Company fails to pay any amount due to Parent pursuant to this Section 9.3 promptly, it shall also pay any costs and expenses incurred by Parent or Purchaser in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.

     Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent or Purchaser, to:

        Candace S. Cummings
        Vice President, Administration and General Counsel
        VF Corporation
        628 Green Valley Road, Suite 500
        Greensboro, NC 27408
        Telephone: (336) 547-6000
        Facsimile: (336) 547-7630

     (b) with a copy to:

        George R. Bason, Jr.
        Davis Polk & Wardwell
        450 Lexington Avenue
        New York, NY 10017
        Telephone: (212) 450-4000
        Facsimile: (212) 450-4800

        if to the Company, to:

        The North Face, Inc.
        2013 Farallon Drive
        San Leandro, California 94577
        Attention: Chairman of the Board of Directors and
                Chief Executive Officer
        Telephone: (510) 618-3500
        Facsimile: (510) 618-3557

        with a copy to:

        Proskauer Rose, LLP
        1585 Broadway
        New York, NY 10036
        Attention: Edward W. Kerson, Esq.
        Telephone: (212) 969-3290
        Facsimile: (212) 969-2900

     Section 9.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliates" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. As used in this Agreement, the term "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

     Section 9.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 9.7 Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement:

          (a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof (provided that the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement), and

          (b) except as provided in Section 6.7, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     Section 9.9 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

     Section 9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

     Section 9.11 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

     Section 9.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 9.13 Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or any other subsidiary of Parent. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          VF CORPORATION

                                          By: /s/ FRANK C. PICKARD III
                                            ------------------------------------
                                            Name: Frank C. Pickard III
                                            Title: Vice President-Treasurer

                                          SEQUOIA ACQUISITION, INC.

                                          By: /s/ FRANK C. PICKARD III
                                            ------------------------------------
                                            Name: Frank C. Pickard III
                                            Title: Vice President
                                               and Assistant Secretary

                                          THE NORTH FACE, INC.

                                          By: /s/ GEOFFREY D. LURIE
                                            ------------------------------------
                                            Name: Geoffrey D. Lurie
                                            Title: CEO

                                                                         ANNEX A

     Notwithstanding any other provisions of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares (A) unless (i) there are validly tendered and not withdrawn prior to the expiration date for the Offer that number of Shares which, when added to the Shares owned by Purchaser, will represent at least a majority of the outstanding Shares on a fully diluted basis (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act has expired or terminated prior to expiration of the Offer; and/or (B) if at any time on or after the date of the Agreement and before the expiration date of this Offer, if any of the following events shall have occurred and be continuing:

          (a)(i) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (A) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Purchaser or the consummation of the Merger, (B) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (C) seeking to restrain or prohibit Parent's ownership or operation (or that of its Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (D) seeking to impose or confirm material limitations on the ability of Parent, Purchaser or any of Parent's other Affiliates effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent, Purchaser or any of Parent's other Affiliates on all matters properly presented to the Company's stockholders, (E) seeking to require divestiture by Parent, Purchaser or any of Parent's other Affiliates of any Shares or (F) that otherwise, in the judgment of Parent, is likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect (any action or proceeding described in clauses (A) through (E), a "Significant Proceeding"); or (ii) there shall be instituted or pending any other Significant Proceeding, or any development shall have occurred in any action or proceeding pending on the date hereof that, in each case, in the judgment of Parent is reasonably likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect; or

          (b) there shall have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic, foreign or supranational, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger, that, in the judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i)(A) through (F) of paragraph (a) above; or

          (c) any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of the Company or any of its Subsidiaries that, in the reasonable judgment of Parent, is or is likely to have a Company Material Adverse Effect; or

          (d) any of the representations and warranties of the Company contained in the Agreement shall not be true and correct when made, (ii) any of the representations and warranties of the Company contained in the Agreement (other than Section 3.11(a)(3)) shall not be true and correct at any time prior to the consummation of the Offer as if made at and as of such time or
     (iii) the representation set forth in Section 3.11(a)(3) of the Agreement shall not be true and correct at any time prior to the consummation of the Offer as if made at and as of such time due to the existence of a Tax Issue or Tax Issues that would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; or

          (e) the Company shall have breached or failed to perform or comply in all material respects with the obligations under the Agreement to be performed or complied with by it; or

          (f) the Agreement shall have been terminated in accordance with its terms; or

          (g) prior to the purchase of Shares pursuant to the Offer, an Acquisition Proposal for the Company exists and the Board shall have withdrawn or materially modified or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its recommendation of the Offer, the Agreement or the Merger; or

          (h) it shall have been publicly disclosed or Purchaser shall have otherwise learned that (1) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member or any person or group that, on the date of the Agreement, has beneficial ownership (determined pursuant to Rule 13(d)-3 promulgated under the Exchange Act) of more than 10% of the outstanding Shares and which had filed a Schedule 13D or 13G with the SEC on or prior to March 31, 2000, shall have acquired beneficial ownership of more than 10% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 10% of any class or series of capital stock of the Company (including the Shares); or (2) any person or group that, prior to March 31, 2000, had filed a Schedule 13D or 13G with the SEC, shall have acquired beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, constituting 5% or more any such class or series; or (3) any person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to a merger, consolidation or other business combination with the Company; or

          (i) the Company or any material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

          (j) an involuntary case or other proceeding shall be commenced against the Company or any material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property; or an order for relief shall be entered against the Company or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

          (k) the Company's and its Subsidiaries' existing lenders and their Affiliates shall not have continued to fund the business of the Company and its Subsidiaries on substantially the same basis as had been applicable prior to the date of the Agreement;

which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances (including any action or omission by Purchaser or Parent) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

     The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition and may be waived by Parent or

Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser, subject in each case to the terms of this Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement and Plan of Merger among the Parent, Purchaser and the Company to which it is annexed (the "Agreement").